UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM SB-2

                             REGISTRATION STATEMENT

                        UNDER THE SECURITIES ACT OF 1933

                                   LEXON, INC.

                 (Name of Small Business Issuer in its Charter)

       Oklahoma                      541700                    73-1533326
(State of incorporation)       (Primary SIC Code)       (IRS Employer ID Number)

                        8908 South Yale Avenue, Suite 409
                                 Tulsa, OK 74137
                                 (918) 492-4125
(Address and telephone number of principal executive offices and principal place of business)
                           ---------------------

                    Gifford M. Mabie, Chief Executive Officer
                                   Lexon, Inc.
                        8908 South Yale Avenue, Suite 409
                                 Tulsa, OK 74137
                                 (918) 492-4125
            (Name, address and telephone number of agent for service)

                              ---------------------

                                   Copies to:

                                Ronald C. Kaufman
                              Kaufman & Associates
                            One Main Plaza, Suite 210
                              610 South Main Street
                                 Tulsa, OK 74119
                                 (918) 584-4463
                               (918) 584-2207 Fax

                             ---------------------

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

                              ---------------------

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ X ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                                            SB-2 Sequential Page Number 1 of 104

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE


Title of Each Class                             Proposed Maximum      Proposed Maximum
of Securities to be         Amount to be       Offering Price Per    Aggregate Offering       Amount of
Registered                   Registered             Unit                 Price             Registration Fee
----------------------- --------------------- -------------------- --------------------- --------------------

Common Stock                 18,000,000             $0.96(1)           $17,280,000           $ 4,561.92

Common Stock (2)              1,800,000               (2)

Common Stock (3)                280,000              $2.80                $784,000            $  206.98
                        ---------------------                      --------------------- --------------------

Totals                       20,080,000                                $18,064,000            $4,768.90
                        ---------------------                      --------------------- --------------------



(1) Based upon the average of the bid and asked prices of Lexon, Inc. common stock as reported on the OTC Bulletin Board on July 25, 2000, pursuant to Rules 457(c) and (g) of the Securities Act of 1933.

(2) Issuable upon the exercise of common stock purchase warrants issuable to Swartz Private Equity, LLC. The warrants are issuable to Swartz from time to time when Lexon exercises its put right to sell shares of common stock to Swartz. The exercise price of a warrant will initially be equal to 110% of the market price on the date that Lexon exercises its put right to sell shares of its common stock to Swartz, but is subject to downward adjustment under certain circumstances. On each six month anniversary after the date of issuance, Lexon will calculate a reset exercise price that will be equal to 110% of the lowest closing bid price of the common stock for the five trading days ending on the six month anniversary date of the Date. The exercise price will be equal to the lowest reset exercise price determined on any six month anniversary of the date of issuance preceding the date on which the warrant is exercised, subject to anti-dilution adjustments.

(3) Issuable upon the exercise of common stock commitment warrants issued to Swartz Private Equity, LLC, on May 19, 2000. The exercise price of the warrants is initially $2.80, but is subject to downward adjustment under certain circumstances. On each six month anniversary of the date of issuance, Lexon will calculate a reset exercise price that will be equal to 100% of the lowest closing bid price of the common stock for the five trading days ending on the six month anniversary date. The exercise price will be equal to the lowest reset exercise price determined on any six month anniversary of the date of issuance preceding the date on which the warrant is exercised, subject to anti-dilution adjustments.

                                            SB-2 Sequential Page Number 2 of 104

CROSS-REFERENCE SHEET PURSUANT TO ITEM 501(B) SHOWING LOCATION IN PROSPECTUS OF
                   INFORMATION REQUIRED BY ITEMS OF FORM SB-2

                                                                                               Prospectus
                Form SB-2 Item                             Location in Prospectus               Page No.
------------------------------------------------ -------------------------------------------- -------------

Item 1.  Front of Statement and Outside Cover    Prospectus
         of Prospectus                                                                             5

Item 2.  Inside Front and Outside Back Cover     Outside Back Cover of Prospectus                  30
         Pages of Prospectus

Item 3.  Summary Information and Risk Factors    Prospectus Summary                                6
                                                 Risk Factors                                      7

Item 4.  Use of Proceeds                         Use of Proceeds                                   12

Item 5.  Determination of Offering Price         Determination of Offering Price                   12

Item 6.  Dilution                                Risk Factors "Dilution"                           11

Item 7.  Selling Security Holders                Selling Securityholder                            12

Item 8.  Plan of Distribution                    Plan of Distribution                              15

Item 9.  Legal Proceedings                       None                                             N/A

Item 10. Directors, Executive Officers,          Directors, Executive Officers, Promoters
         Promoters and Control Persons           and Control Persons                               16

Item 11. Security Ownership of Certain           Security Ownership of Certain Beneficial
         Beneficial Owners and Management        Owners and Management                             17

Item 12. Description of Securities               Description of Securities                         18

Item 13. Interest of Named Experts and Counsel   Interest of Named Experts and Counsel             28

Item 14. Disclosure of Commission Position of    Indemnification of Officers, Directors and        28
         Indemnification for Securities Act      Controlling Persons
         Liabilities

Item 15. Organization Within Last Five Years     Our History                                       19

Item 16. Description of Business                 Our Business                                      19

Item 17. Management's Discussion and Analysis    Our Plan of Operation                             26
         or Plan of Operation

Item 18. Description of Property                 Description of Property                           27

Item 19. Certain Relationships and Related       Certain Relationships and Related                 27
         Transactions                            Transactions



                                            SB-2 Sequential Page Number 3 of 104


CROSS-REFERENCE SHEET PURSUANT TO ITEM 501(B) SHOWING LOCATION IN PROSPECTUS OF
                   INFORMATION REQUIRED BY ITEMS OF FORM SB-2

                                                                                               Prospectus
                Form SB-2 Item                             Location in Prospectus               Page No.
------------------------------------------------ -------------------------------------------- -------------

Item 20. Market for Common Equity and Related    Price Range of Our Common Stock                   12
         Stockholder Matters

Item 21. Executive Compensation                  Executive Compensation                            28

Item 22. Financial Statements                    Index to Financial Statements                     36

Item 23. Changes In and Disagreements With       None                                             N/A
         Accountants on Accounting and
         Financial Disclosure


                                            SB-2 Sequential Page Number 4 of 104

         The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the sale or offer is not permitted.

                                   PROSPECTUS

                                   LEXON, INC.

                        8908 South Yale Avenue, Suite 409
                                 Tulsa, OK 74137
                                 (918) 492-4125

                                  THE OFFERING

         This prospectus relates to the resale by Swartz Private Equity, LLC ("Swartz") of up to 20,080,000 shares of common stock. Swartz may sell the stock from time to time in the over-the-counter market at the prevailing market price or in negotiated transactions. Of the shares offered,

     o up to 18,000,000 shares are issuable to Swartz based on the Investment Agreement dated as of May 19, 2000, and

     o up to 2,080,000 shares are issuable upon the exercise of warrants issued or issuable to Swartz under the Investment Agreement

         We will receive no proceeds from the sale of the shares by Swartz. However, we may receive up to $30 million of proceeds from the sale of shares to Swartz, and we may receive additional proceeds from the sale to Swartz of shares issuable upon the exercise of any warrants that may be exercised by Swartz. In this transaction Swartz may be deemed an underwriter within the meaning of
Section 2(a)11 of the Securities Act of 1933, as amended.

         The  Offering  is  being  made  on  a  firm  commitment   basis.    See
"Determination of Offering Price" on page 12.

         Our common stock is quoted on the over-the-counter Electronic Bulletin Board under the symbol LXXN. On July 25, 2000, the average of the bid and asked prices of the common stock on the OTC Bulletin Board was $0.96 per share.

         THIS INVESTMENT involves a high degree of risk. You should invest in the common stock only if you can afford to lose your entire investment. See "Risk Factors" beginning on page 8 of this prospectus.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                  The date of this prospectus is July 28, 2000

                                            SB-2 Sequential Page Number 5 of 104

     Please read this prospectus carefully. It describes our company, finances, products and services. Federal and state securities laws require that we include in this prospectus all the important information that you will need to make an investment decision.

     You should rely only on the information contained or incorporated by reference in this prospectus to make your investment decision. We have not authorized anyone to provide you with different information. Swartz is not offering these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus.

     The following table of contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus.


                                Table of Contents
Prospectus Summary...............................6      Our Business.....................................19
Risk Factors.....................................7      Our Plan of Operation............................26
Use of Proceeds..................................12     Description of Property..........................27
Price Range of Common Stock......................12     Certain Relationships and Related Transactions...27
Dividend Policy..................................12     Executive Compensation...........................28
Selling Securityholder...........................12     Financial Statements.............................28
Plan of Distribution.............................15     Legal Matters....................................28
Directors, Executive Officers, Promoters
And Control Persons..............................16     Interest of Named Experts and Counsel............28
Security Ownership of Certain Beneficial                Indemnification of Officers, Directors
Owners and Management............................17     and Controlling Persons..........................28
Description of Securities........................18     Reports to Securityholders.......................29
                                                        Incorporation of Certain Documents
Indemnification of Swartz........................18     By Reference.....................................29
Our History......................................19     Outside Back Cover of Prospectus.................30


     In this prospectus, we refer to Lexon, Inc. as we or Lexon. We refer to our subsidiary Cancer Diagnostics, Inc. as CDI, North Shore Long Island Jewish Medical Center as North Shore, University of Maryland, Baltimore as UMB and Swartz Private Equity, LLC as Swartz.

                               PROSPECTUS SUMMARY

ABOUT OUR COMPANY

     We are a development stage company incorporated in Oklahoma on December 16, 1997. We own the exclusive worldwide license to the Ebaf Assay, a blood screening test for colon cancer and certain types of ovarian and testicular cancers. The Ebaf Assay is being developed by scientists at North Shore for our commercial use and requires approval by the FDA before it can be sold in the United States. We also own, through CDI, the exclusive worldwide license to the Telomerase Assay, a blood screening test for lung cancer. The Telomerase Assay is presently being developed by scientists at UMB for our commercial use and requires FDA approval before it can be sold in the United States.

ABOUT OUR INVESTMENT AGREEMENT

     We have entered into an investment agreement with Swartz Private Equity, LLC to raise up to $30 million through a series of sales of our common stock. The dollar amount of each sale is limited by our common stock's trading volume, and a minimum period of time must elapse between each sale. Each sale will be to Swartz. In turn, Swartz will either sell our stock in the open market, place our stock through negotiated

                                            SB-2 Sequential Page Number 6 of 104
transactions with other investors, or hold our stock in their own portfolio. This prospectus covers the resale of our stock by Swartz either in the open market or to other investors.

ADDITIONAL SHARES WE ARE REGISTERING

KEY FACTS

Shares being offered for
resale to the public              up to 20,080,000

Total shares outstanding
prior to the offering              7,502,735

Total shares outstanding
after the offering                27,582,735

Price per share to the public     Market price at time of resale

Total proceeds raised by
the offering                      None; however, we may receive up to
                                  $30 million from the sale of shares to Swartz, and we may receive additional amounts from the sale to Swartz of shares issuable upon the exercise of any warrants issued to Swartz pursuant to the Investment Agreement


                                  RISK FACTORS

     The common shares being offered for resale by Swartz are highly speculative in nature, involve a high degree of risk and should be purchased only by persons who can afford to lose their entire investment in the common shares. Before purchasing any of the common shares, you should carefully consider each of the risks and uncertainties described below and all the other information contained in this prospectus. The trading price of our common stock could decline if any of the following risks and uncertainties develop into actual events, and you may lose all or part of the money you paid to buy our common stock.

     This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by use described below and elsewhere in this prospectus. We assume no obligation to update any forward-looking statements or reason why actual results might differ.

WE HAVE A LIMITED OPERATING HISTORY

     We have only been operating since December 1997. Accordingly, we have a limited operating history upon which an evaluation of our performance and prospects can be based. We face all of the risks common to companies in their early stage of development, including:

           -Under capitalization
           -Cash Shortages
           -An Unproven Business Model
           -A Product in the Development Stage
           -Lack of revenue, cashflow, and earnings to be self-sustaining

     Our failure to successfully address any of the risks described above will have a material adverse effect on our business, financial condition and on the price of our common stock.

WE HAVE A HISTORY OF LOSSES AND EXPECT FUTURE LOSSES

     We have had annual losses since our inception in December, 1997. We expect to continue to incur losses until we finish the development of our products, obtain FDA approval for our products, and sell enough products at prices high enough to generate a profit. As of December 31, 1999, we had accumulated a deficit of approximately $3.4 million. There is no assurance that we will be able to develop a commercially viable

                                            SB-2 Sequential Page Number 7 of 104
product, to obtain FDA approval for our products, or to generate net revenue from the sale of our products, or to achieve or maintain profitable operations.

OUR PRODUCTS ARE STILL IN DEVELOPMENT

     We have no products for sale at this time. The Ebaf Assay and the Telomerase Assay are still in the research and development stage. Neither product has yet been submitted to or received approval from the FDA. FDA approval is required before we can sell the products in the U.S. There is no assurance that the products will be commercially viable or that the FDA will approve the products for sale in the U.S.

     While we have been advised that there is a correlation between the ebaf protein and colon cancer, and between telomerase and lung cancer, we have not independently verified the accuracy of these statements. No assurance is given that the presence of ebaf is an accurate predictor of cancer or that telomerase is an accurate predictor of lung cancer.

IF WE CANNOT GENERATE ADEQUATE, PROFITABLE SALES OF OUR PRODUCT, WE WILL NOT BE SUCCESSFUL

     In order to succeed as a company, we must develop a commercially viable product and sell adequate quantities at a high enough price to generate a profit. We may not accomplish these objectives.

     Even if we succeed in developing a commercially viable product, a number of factors may affect future sales of our product. These factors include:

          -Whether we are successful in obtaining FDA approval;

          -Whether physicians, patients and clinicians accept our product as a viable screening method for colon cancer; and

          -Whether reimbursement for the cost of our product is available

WE MUST RAISE ADDITIONAL FUNDS TO COMMENCE AND COMPLETE THE FDA APPROVAL PROCESS

     We require substantial additional working capital to begin collecting data, to commence and complete clinical trials, and to market our potential products. There is no assurance that the additional capital required will be available to Lexon on acceptable terms when needed, if at all. Any additional capital may involve substantial dilution to the interests of Lexon's then existing shareholders.

UNTIL WE APPLY FOR AND RECEIVE FDA APPROVAL, WE CANNOT SELL OUR PRODUCT IN THE UNITED STATES

     We will not be able to market our potential products in the United States until we apply for and receive FDA approval. We have not yet applied for FDA approval related to our potential products, because they are still in the research and development phase. Obtaining FDA approval generally takes years and consumes substantial capital resources with no assurance of ultimate success. We cannot apply for FDA approval until we have successfully collected sufficient data from a pre-clinical trial. Several factors may prevent successful completion of this pre-clinical trial, including an inability to enroll the required number of patients and insufficient demonstration that our potential products are safe and effective. Even if we are successful in collecting sufficient data in the pre-clinical trial, we are not certain that we will be able to obtain FDA approval.

STRINGENT, ONGOING GOVERNMENT REGULATION AND INSPECTION OF OUR POTENTIAL PRODUCTS COULD LEAD TO DELAYS IN THEIR MANUFACTURE, MARKETING AND SALE

     The FDA continues to review products even after they receive FDA approval. If and when the FDA approves our potential product, its manufacture and marketing will be subject to ongoing regulation, including compliance with current Good Manufacturing Practices, adverse reporting requirements and the FDA's general prohibitions against promoting products for unapproved or "off-label" uses. We are also subject to inspection and market surveillance by the FDA for compliance with these and other requirements. Any enforcement action resulting from failure to comply with these requirements could affect the manufacture and marketing of

                                            SB-2 Sequential Page Number 8 of 104
our potential products. In addition, the FDA could withdraw a previously approved product from the market upon receipt of newly discovered information.

WE MUST OBTAIN REGULATORY APPROVALS IN FOREIGN JURSIDICTIONS TO MARKET OUR PRODUCTS ABROAD

     We will be subject to a variety of regulations governing clinical trials and sales of our products outside the United States. Whether or not FDA approval has been obtained, we must secure approval of a product by the comparable non-U.S. regulatory authorities prior to the commencement of marketing of the product in a country. The process of obtaining these approvals will be time consuming and costly. The approval process varies from country to country and the time needed to secure additional approvals may be longer than that required for FDA approval. These applications may require the completion of preclinical and clinical studies and disclosure of information relating to manufacturing and controls. Unanticipated changes in existing regulations or the adoption of new regulations could affect the manufacture and marketing of our products.

WE MAY NOT BE ABLE TO MARKET AND DISTRIBUTE OUR PRODUCTS

     Our success depends, in part, on our ability to market and distribute our products effectively. We have no experience in the sale or marketing of medical products. We have no manufacturing, marketing or distribution capabilities. In the event that we obtain FDA approval for our potential products, we may require the assistance of one or more experienced pharmaceutical companies to market and distribute our potential products effectively. If we seek an alliance with an experienced pharmaceutical company, we may be unable to find a collaborative participant, enter into an alliance on favorable terms or enter into an alliance that will be successful. Any participant to an alliance might, at its discretion, limit the amount and timing of resources it devotes to marketing our products. Any marketing participant or licensee may terminate its agreement with us and abandon our products at any time for any reason without significant payment. If we do not enter into an alliance with a pharmaceutical company to market and distribute our products, we may not be successful in entering into alternative arrangements, whether engaging independent distributors or recruiting, training and retaining a marketing staff and sales force of our own.

INTENSE COMPETITION COULD HARM OUR FINANCIAL PERFORMANCE

     The biotechnology and pharmaceutical industries are highly competitive. There are a number of companies, universities and research organizations actively engaged in research and development of products that may be similar to the Ebaf Assay or the Telomerase Assay. Our competitors may have substantially greater assets, technical staffs, established market shares, and greater financial and operating resources than we do. There is no assurance that we can successfully compete.

WE DO NOT OWN THE PATENTS AND WILL NOT OWN ANY IMPROVEMENTS

     The U.S. patent covering the Ebaf Assay was published on June 29, 1999 and is owned by the University of South Florida ("USF"). Improvements to the patent will be owned by USF and some will be owned by North Shore. A U.S. patent application covering the Telomerase Assay was filed February 16, 1998 and is owned by the University of Maryland, Baltimore ("UM"). There is no assurance that a patent will be issued. If a patent is issued, all improvements will be owned by UM.

THERE MAY BE COMPETING PRODUCTS IN THE FUTURE

     There is no assurance that competing products will not be developed or that improvements to the patents will be available to Lexon under its existing licenses. The filing, prosecution and maintenance of all patent rights are within the sole discretion of the patent owners. Lexon has the right to request that the patent owners seek, obtain and maintain such patent and other protection to the extent that they are lawfully entitled to do so, at Lexon's sole expense. There is no assurance that the patent owners will seek, obtain or maintain such patent and other protection to which they are lawfully entitled. Further, there is no assurance that Lexon will have sufficient working capital to fund the patent owners' efforts in those activities, if requested.

                                            SB-2 Sequential Page Number 9 of 104

OUR LACK OF FOREIGN PATENT PROTECTION COULD ADVERSELY AFFECT OUR ABILITY TO COMPETE

     The U.S. patent covering the Ebaf Assay does not extend to foreign countries, and the Company does not presently have any foreign patent protection for its products.

NIH HAS CERTAIN STATUTORY RIGHTS TO OUR PRODUCTS

     The initial research and development related to the ebaf screening process was funded by a grant from the National Institutes of Health ("NIH"). The NIH has also granted $1.1 million to the University of Maryland to study telomerase in lung cancer patients. The NIH retains certain statutory rights to use any invention that results from its funding without having to pay license fees and royalties. In addition, the NIH is protected from lawsuits and infringement claims. There is no assurance that the interests of the NIH will not materially adversely affect Lexon or its business.

WE ARE DEPENDENT UPON THE SERVICES OF THE RESEARCHERS AND OUR EMPLOYEES

     The Ebaf Assay is being developed at North Shore University Hospital in Manhasset, New York under the direction of Dr. Tabibzedah, co-discoverer of the ebaf screening process. The Telomerase Assay is being developed at the University of Maryland, Baltimore under the direction of Dr. Edward Highsmith, discoverer of the telomerase screening process. The loss of the services of Dr. Tabibzedah or Dr. Highsmith and the inability to retain an acceptable substitute could have a material adverse effect on Lexon.

     Lexon is also dependent upon the services of its sole officer and key employees, who each provide services without cash compensation. The loss of the services of these key personnel or the inability to retain such experienced personnel could have a material adverse effect on Lexon.

CONCENTRATION OF STOCK OWNERSHIP

     Our sole officer and director and our key employees own approximately 25% of the outstanding common stock. In addition, the sole officer and director and our key employees have options to purchase up to 1,537,500 shares of common stock at prices ranging from $1.20 to $1.5625 per share. Accordingly, they exercise substantial influence over our business and the election of members to the board of directors.

LIMITED EXPERIENCE OF MANAGEMENT AND POTENTIAL CONFLICTS OF INTEREST

     The sole officer and key employees of Lexon have had limited experience in the pharmaceutical industry. In addition, the sole officer and key employees are associated with other firms involved in a range of business activities. Consequently, there are potential conflicts of interest in their acting as officers and directors of Lexon. Management estimates that not more than 50% of their time will be devoted to Lexon's activities.

WE MAY NOT BE ABLE TO FIND AND RETAIN SUITABLE MANAGEMENT

     As stated above, Lexon's current management has limited experience in the pharmaceutical industry and the sole director and key employees are associated with other firms in a range of business activities and will devote no more than 50% of their time to Lexon. Therefore, Lexon is planning to conduct a search for a management team to include a new CEO. There is no guarantee that the Company will find a suitable management team and/or CEO. The market for CEO's and management is extremely competitive. If Lexon is unable to find a suitable CEO and/or management this could have an adverse effect on the Company.

HEALTH CARE REFORM AND CONTROLS ON HEALTH CARE SPENDING MAY LIMIT THE PRICE WE CAN CHARGE FOR OUR POTENTIAL PRODUCT AND THE AMOUNT WE CAN SELL

     The federal government and private insurers have considered ways to change, and have changed, the manner in which health care services are provided in the United States. Potential approaches and changes in recent years include controls on health care spending and the creation of large purchasing groups. In the future, it is possible that the government may institute price controls and limits on Medicare and Medicaid spending. These controls and limits might affect the payments we collect from sales of our product. Assuming we succeed in bringing our product to market, uncertainties regarding future health care reform and private practices could impact our ability to sell our product in large quantities at profitable pricing.

                                           SB-2 Sequential Page Number 10 of 104

UNCERTAINTY OF THIRD-PARTY REIMBURSEMENT COULD AFFECT OUR ABILITY TO SELL OUR PRODUCTS AT A PROFIT

     Sales of medical products largely depend on the reimbursement of patients' medical expenses by governmental health care programs and private health insurers. There is no guarantee that governmental health care programs or private health insurers will cover the cost of our product or permit us to sell our product at a high enough price to generate a profit.

OUR STOCK PRICE IS VOLATILE

     Our common stock is traded on the OTC Bulletin Board under the symbol "LXXN." The price at which our common stock is traded is volatile and may continue to fluctuate substantially due to factors such as:

     -Our anticipated operating results

     -Variations between our actual results and the expectations of investors

     -Announcements by us or others and developments affecting our business

     -Investor perceptions of our company and comparable public companies

     In particular, the stock market has from time to time experienced significant price and volume fluctuations affecting the common stocks of companies in the pharmaceutical industry, like us. These fluctuations may result in a material decline in the price of our common stock.

LIQUIDITY

     The low volumes traded in our stock may make it difficult or impossible to resell our securities.

OUR STOCK IS CONSIDERED TO BE A "PENNY STOCK"

     The Penny Stock Act of 1990 requires specific disclosure to be made available in connection with trades in the stock of companies defined as "penny stocks". The SEC has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. If an exception is unavailable, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risk associated therewith as well as the written consent of the purchaser of such security prior to engaging in a penny stock transaction. The regulations on penny stock may limit the ability of the purchasers of our securities to sell their securities in the secondary marketplace.

WE DO NOT EXPECT TO PAY DIVIDENDS

     We have not declared or paid, and for the foreseeable future we do not anticipate declaring or paying, dividends on our common stock.

DILUTION

     To the extent outstanding warrants and options to purchase our common stock are exercised or additional equity securities are issued at a price below the price of a share in this offering, you may experience dilution. At May 31, 2000, the Company had 2,922,500 options outstanding, of which 2,387,500 were exercisable at prices ranging from $1.20 to $1.5625 per share.

     The following table shows the number of Shares acquired from the Company, the aggregate consideration paid by the existing shareholders and by Swartz, assuming Swartz purchases all of the shares and warrants included in this Registration Statement at an assumed purchase price of $1.34 per share :





                                                              Percentage       Aggregate    Percentage of
                                                    Shares     of Shares   Consideration    Consideration
                                             Acquired from       Held by         Paid for         Paid by
                                                   Company         Group           Shares           Group
                                           ----------------------------------------------------------------

     Existing Shareholders ..............        7,502,735         27.2%      $2,003,386             6.9%
     Swartz .............................       20,080,000         72.8%     $26,907,200            93.1%
                                           ----------------------------------------------------------------
     Total  .............................       27,582,735        100.0%     $28,910,586           100.0%
                                           ----------------------------------------------------------------


                                           SB-2 Sequential Page Number 11 of 104

                                 USE OF PROCEEDS

     We will not receive any proceeds from the sale of the shares by Swartz. However, we will receive up to $30 million from Swartz upon Swartz's purchase of the shares from us and we may receive additional proceeds from the sale to Swartz of shares issuable upon the exercise of warrants issued or to be issued to Swartz pursuant to the Investment Agreement. While we intend to use the proceeds from the sale of the shares to Swartz and the exercise of warrants by Swartz for working capital and general corporate purposes, including to complete the development of the Ebaf Assay and to fund the gathering of data for FDA approval, a portion of the proceeds is not allocated for a specific purpose.

                         DETERMINATION OF OFFERING PRICE

         Common Equity. There is a material disparity between the offering price of the common equity being registered and the market price of the outstanding shares of the same class. This disparity is in the form of a discount which equals the greater of $0.15 per share or 9% of the market price. The factors considered in determining the offering price are (1) need for capital, (2) the large dollar amount committed to by Swartz, and (3) our ability to determine the timing and the amount of securities to be sold under the Investment Agreement.

         Warrants.  Warrants were issued as additional  consideration  to Swartz
for  entering  into  the  Investment   Agreement.   The  factors  considered  in
determining their exercise price are the four factors referenced above.

                           PRICE RANGE OF COMMON STOCK

     Our common stock is traded in the over-the-counter market and is quoted on the OTC Bulletin Board under the trading symbol "LXXN". As of May 31 ,2000, there were approximately 50 holders of record of our common stock.

     The following table sets forth the high and low sales prices for our common stock for each quarter in the last two fiscal years as reported by the OTC Bulletin Board, beginning November 4, 1998, when our common stock was first traded. The quotations shown represent inter-dealer prices without adjustments for retail markups, markdowns or commissions, and may not necessarily reflect actual transactions.

         Quarter ended                                         High    Low
         _____________                                        _____   _____
         December 31, 1998 (beginning 11/4/98)                $3.25   $2.00
         March 31, 1999                                       $2.28   $1.12
         June 30, 1999                                        $5.50   $2.43
         September 30, 1999                                   $4.00   $2.00
         December 31, 1999                                    $2.81   $0.93
         March 31, 2000                                       $3.25   $0.93


                                 DIVIDEND POLICY

     We have not declared or paid, and for the foreseeable future we do not anticipate declaring or paying, dividends on our common stock.


                             SELLING SECURITYHOLDER

     Swartz is the only selling securityholder. The following table provides certain information with respect to Swartz's beneficial ownership of our common stock as of May 31, 2000, and as adjusted to give effect to the sale of all of the shares offered hereby. Swartz currently is not an affiliate of ours and it has had no material relationship with us during the past three years. Swartz is not affiliated with registered broker-

                                           SB-2 Sequential Page Number 12 of 104
dealers. See "Plan of Distribution". Swartz possesses sole voting and investment power with respect to the securities shown:

                    Number of                  Shares Beneficially Owned
                       Shares                       After Offering (1)
                 Beneficially                  --------------------------
                 Owned Before       Number of    Number of
Name                 Offering  Shares Offered       Shares        Percent
---------------  ------------  --------------  ----------- --------------

Swartz Private
Equity, LLC       280,000 (2)  20,080,000 (3)           0              0%


(1) Assumes that all of the offered shares will eventually be resold by Swartz and none will be held by Swartz for their own accounts.

(2) Represents the Commitment Warrants issued to Swartz in connection with the Investment Agreement.

(3) Represents shares of common stock that we may sell to Swartz pursuant to the Investment Agreement and upon the exercise by Swartz of Purchase Warrants issuable in connection with the Investment Agreement. It is expected that Swartz will not own beneficially more than 9.9% of our outstanding common stock at any time.

Investment Agreement with Swartz

     On May 19, 2000, we entered into an Investment Agreement with Swartz. The Investment Agreement entitles us to issue and sell our common stock to Swartz for up to an aggregate of $30 million from time to time during the three-year period beginning on the effective date of this Registration Statement. Each election by us to sell stock to Swartz is referred to as a put right.

     Put rights. In order to invoke a put right, we must have an effective registration statement on file with the SEC registering the resale of the shares of common stock that may be issued as a consequence of the exercise of that put right. We must also give at least 10 but not more than 20 business days' advance notice to Swartz of the date on which we intend to exercise a particular put right and we must indicate the maximum number of shares of common stock that we intend to sell to Swartz.

     At our option, we may also designate a maximum dollar amount of common stock (not to exceed $2 million) that we will sell under the put and/or a minimum purchase price per common share at which Swartz may purchase shares under the put. The minimum purchase price may not exceed 80% of the closing bid price of our common stock on the date on which we give Swartz advance notice of our exercise of a put right.

     The number of common shares sold to Swartz in any put may not exceed the lesser of (i) 15% of the aggregate daily reported trading volume of our common shares, excluding certain block trades of our common stock, during the 20 business days after the date of our put notice, excluding any trading days in which the common stock trades below a minimum price, if any, that we specify in our put notice; (ii) 15% of the aggregate daily reported trading volume of our common stock during the 20 business days before the put date, excluding certain block trades; or (iii) a number of shares that, when added to the number of shares acquired by Swartz under the Investment Agreement during the 31 days preceding the put date, would exceed 9.99% of our total number of shares of common stock outstanding (as calculated under Section 13(d) of the Securities Exchange Act of 1934).

     For each share of common stock, Swartz will pay us the lesser of:

     o    the market price for such share,  minus $0.15,  or

     o    91% of the market price for the share;

provided, however, that Swartz may not pay us less than the designated minimum per share price, if any, that we indicate in our notice.

                                           SB-2 Sequential Page Number 13 of 104

     Market price is defined as the lowest closing bid price for the common stock on its principal market during the pricing period. The pricing period is defined as the 20 business days immediately following the day we exercise the put right.

     Purchase Warrants. Within five business days after the end of each pricing period, we are required to issue and deliver to Swartz a warrant to purchase a number of shares of common stock equal to 10% of the common shares issued to Swartz in the applicable put. Each warrant will be exercisable at a price that will initially equal 110% of the market price on the date on which we exercised the put right. Each warrant will be immediately exercisable and have a term beginning on the date of issuance and ending five years thereafter.

     Limitations and conditions precedent to our put rights. Swartz is not required to acquire and pay for any shares of common stock with respect to any particular put for which, between the date we give advance notice of an intended put and the date the particular put closes:

     o we have announced or implemented a stock split or combination of our common stock;
     o    we have paid a common stock dividend;
     o we have made a distribution of all or any portion of our assets or evidences of indebtedness to the holders of our common stock; or
     o we have consummated a major transaction, such as a sale of all or substantially all of our assets or a merger or tender or exchange offer that results in a change of control of Lexon

     Short sales. Swartz and its affiliates are prohibited from engaging in short sales of our common stock unless Swartz has received a put notice and the amount of shares involved in the short sale does not exceed the number of shares specified in the put notice.

     Cancellation of puts. We must cancel a particular put between the date of the advance put notice and the last day of the pricing period if:

     o    we  discover  an  undisclosed  material  fact  relevant  to  a  common
          shareholders'   investment  decision;

     o the registration statement registering resales of the common shares becomes ineffective; or

     o    our shares are delisted from the then primary exchange.

     If a put is canceled, it will continue to be effective, but the pricing period for the put will terminate on the date notice of cancellation of the put is given to Swartz. Because the pricing period will be shortened, the number of shares Swartz will be required to purchase in the canceled put will be smaller than it would have been had the put not been canceled.

     Shareholder approval. Under the Investment Agreement, we may sell Swartz a number of shares that is more than 20% of our shares outstanding on the date of this prospectus. If we become listed on The NASDAQ Small Cap Market or NASDAQ National Market, we may be required to obtain shareholder approval to issue some or all of the shares to Swartz. As we are currently a Bulletin Board company, we do not need shareholder approval.

     Termination of Investment Agreement. We may terminate our right to initiate further puts or terminate the Investment Agreement at any time by providing Swartz with notice of such intention to terminate; however, any such termination will not affect any other rights or obligations we have concerning the Investment Agreement or any related agreement.

     Restrictive covenants. During the term of the Investment Agreement and for a period of one year after the Investment Agreement is terminated, we must obtain the prior written approval from Swartz prior to issuing, selling, or agreeing to issue and sell equity securities for cash in private capital raising transactions. These transactions include the issuance of any common stock or other equity securities, or debt or equity securities convertible into equity securities, or any private equity line type agreements similar to the Investment Agreement.

                                           SB-2 Sequential Page Number 14 of 104

     Right of first refusal. Swartz has right of first refusal to participate in any private capital raising transaction of equity securities that closes from the date of the Investment Agreement (May 19, 2000) through one year after the Investment Agreement is terminated.

     Swartz's right of indemnification. We have agreed to indemnify Swartz (including its stockholders, officers, directors, employees, investors and agents) from all liability and losses resulting from any misrepresentations or breaches we make in connection with the Investment Agreement, our registration rights agreement, other related agreements, or the registration statement.

                              PLAN OF DISTRIBUTION

     Swartz is free to offer and sell its common shares at such times, in such manner and at such prices as he or she may determine. The types of transactions in which the common shares are sold may include transactions in the over-the-counter market (including block transactions), negotiated transactions, the settlement of short sales of common shares or a combination of such methods of sale. The sales will be at market prices prevailing at the time of sale or at negotiated prices. Such transactions may or may not involve brokers or dealers. Swartz has advised us that they have not entered into agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares. Swartz does not have an underwriter or coordinating broker acting in connection with the proposed sale of the common shares.

     Swartz may sell their shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from Swartz. They may also receive compensation from the purchasers of common shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). Swartz is, and any broker-dealer that assists in the sale of the common stock may be deemed to be, an underwriter within the meaning of Section 2(a)(11) of the Securities Act. Any commissions received by such broker-dealers and any profit on the resale of the common shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions.

     Because Swartz is an  "underwriter"  within the meaning of Section 2(a)(11)
of  the  Securities  Act,   Swartz  will  be  subject  to  prospectus   delivery
requirements.

     We have informed Swartz that the anti-manipulation rules of the SEC, including Regulation M promulgated under the Securities and Exchange Act, may apply to their sales in the market and have provided Swartz with a copy of such rules and regulations.

     Swartz also may resell all or a portion of the common shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such Rule.

     We are responsible for all costs, expenses and fees incurred in registering the shares offered hereby. Swartz is responsible for brokerage commissions, if any, attributable to the sale of such securities.

     We have agreed to indemnify Swartz pursuant to Section 9 of the Investment Agreement.

     Goodbody International, Inc. helped us to facilitate the transaction with Swartz, upon consultation, regarding various other financing alternatives. On May 23, 2000, we entered into a three year consulting agreement with Goodbody. We agreed to pay them $500.00 per month to cover expenses during the term of the consulting agreement. They purchased 250,000 restricted shares of our common stock at par value, $0.001 per share, and were issued a 5-year warrant to purchase 500,000 shares of our common stock exercisable at the closing bid price on May 10, 2000, which was $1.625 per share. The warrant has a cashless exercise provision and reset provisions. Their restricted shares and warrants are subject

                                           SB-2 Sequential Page Number 15 of 104
to  piggyback  registration  rights  after  ten (10)  months  and are not  being
registered  pursuant  to  this  Registration   Statement.

           DIRECTORS, EXECUTIVE OFFICER, PROMOTERS AND CONTROL PERSONS

     Gifford M. Mabie, age 58, is our sole officer and director. He has been an executive officer and director of the Company since December 1997 (inception). From 1982 to 1994, Mr. Mabie was Senior Vice President of CIS Technologies, Inc. (NASD: CISI), a leading healthcare information company that was purchased by National Data Corporation (NYSE: NDC) in 1996. Mr. Mabie was instrumental in raising over $40 million in capital that funded acquisitions and new product development. As a result, that company's revenues grew from $105,000 in 1987 to over $40 million in 1995. Prior to CIS, Mr. Mabie was with Honeywell Information Systems, Inc., where he ranked as one of its top five salesmen worldwide. Prior to joining Honeywell, he was corporate controller with W.B. Dunavant & Company, one of the world's largest cotton brokers. He holds degrees in accounting and economics from Memphis State University and served for eight years in the United States Navy.

     Mr. Mabie is the sole officer and director of Maxxon,  Inc.  (OTC  Bulletin
Board: MXON). Mr. Mabie is also an officer and director of the following privately-held emerging technology companies:

     Image Analysis, Inc., a color magnetic resonance imaging technology company;
     Centrex, Inc., an E.coli detection and measurement company; and Nubar Enterprises, Inc., a laminated carbon fiber reinforcing bar company.

(b)  Significant Employees

     The following individuals are not executive officers but are expected by the Company to make a significant contribution to our business:

     Thomas R. Coughlin, M.D., age 50, is Medical Director for Lexon. Prior to joining Lexon, Dr. Coughlin was a cardiovascular surgeon. From 1992 to 1995, he was Medical Director of Cardiovascular Surgical Services at Alexandria Hospital in Alexandria Virginia and from 1991 to 1995, was Assistant Clinical Professor, Thoracic and Cardiovascular Surgery at George Washington University Medical Center in Washington, D.C. He has received numerous professional honors and has published 25 research papers. He is a graduate of the University of Rochester School of Medicine and Dentistry, Rochester, New York (M.D.) and of Seton Hall University (B.S.).

     Rhonda R. Vincent, age 36, is Financial Reporting Manager for Lexon. From incorporation until July 16, 1999, when she resigned as an officer and director of Lexon, Ms. Vincent was Vice President, Secretary and Treasurer of Lexon. From 1994 to 1997, Ms. Vincent was Vice President, Secretary, Treasurer and Director of Corporate Vision, Inc. (OTCBB: CVIA), then a multimedia software development company. For five years prior thereto, Ms. Vincent held various accounting, finance and investor relations positions with CIS Technologies, Inc., a leading healthcare information processing company that was purchased by National Data Corporation in 1996. She began her career as an audit associate with the public accounting firm of Coopers & Lybrand. Ms. Vincent is a Certified Public
Accountant and holds a Bachelor of Science degree in accounting from Oral Roberts University.

     Vicki L. Pippin, age 40, is Administrative Manager for Lexon. She has had more than 20 years in senior executive administration for various public companies in the aerospace and healthcare software industries, including McDonnell Douglas, Burtek Industries and CIS Technologies.

(c)  Family Relationships

     None.

(d) Involvement in Legal Proceedings of Officers, Directors and Control Persons

     None.

                                           SB-2 Sequential Page Number 16 of 104

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following shareholders are known to us to own more than 5% of the outstanding common stock of the Company. Except as otherwise indicated, all information is as of May 31, 2000 and ownership consists of sole voting and investment power.


                                                                     Percent of
                                   Relationship to  Common Shares   Outstanding
Name and Address                           Company      Owned (1)        Shares
------------------------------- ------------------- ------------- -------------

UTEK Corporation                  Beneficial Owner      1,000,000       13.33%
202 Wheeler Street
Plant City, FL 33566

Gifford M. Mabie                  Sole Officer and    750,000 (2)        9.67%
8908 S. Yale Ave. #409                    Director
Tulsa, OK  74137

Thomas R. Coughlin                Beneficial Owner    737,500 (3)        9.17%
8908 S. Yale Ave. #409
Tulsa, OK  74137

Sole Officer and Director                                 750,000        9.67%

Beneficial Owners, as a group
(2 persons)                                             1,737,500       21.61%

Sole  Officer  and  Director
and Beneficial Owners,
as a group (3 person)                                   2,487,500       22.66%



(1) Includes shares of common stock issuable upon the exercise of options that are currently exercisable or will become exercisable within 60 days of March 31, 2000. For each beneficial owner, his or her percentage of shares owned was based on 7,502,735 shares issued and outstanding as of May 31, 2000 plus the shares which each beneficial owner has the right to acquire within 60 days of May 31, 2000.

(2) Includes 250,000 shares of common stock issuable upon the exercise of options

(3) Includes 537,500 shares of common stock issuable upon the exercise of options

                                           SB-2 Sequential Page Number 17 of 104

                            DESCRIPTION OF SECURITIES

Common Stock

     Lexon is authorized to issue 45,000,000 Shares of Common Stock, par value $0.001 per share, of which 7,502,735 shares were outstanding as of May 31, 2000.

     Voting Rights. Holders of shares of Common Stock are entitled to one vote per share on all matters submitted to a vote of the shareholders. Shares of Common Stock do not have cumulative voting rights, which means that the holders of a majority of the shareholder votes eligible to vote and voting for the election of the Board of Directors can elect all members of the Board of Directors. Holders of a majority of the issued and outstanding shares of Common Stock may take action by written consent without a meeting.

     Dividend Rights. Holders of record of shares of Common Stock are entitled to receive dividends when and if declared by the Board of Directors. To date, Lexon has not paid cash dividends on its Common Stock. Holders of Common Stock are entitled to receive such dividends as may be declared and paid from time to time by the Board of Directors out of funds legally available therefor. Lexon intends to retain any earnings for the operation and expansion of its business and does not anticipate paying cash dividends in the foreseeable future. Any future determination as to the payment of cash dividends will depend upon future earnings, results of operations, capital requirements, Lexon's financial condition and such other factors as the Board of Directors may consider.

     Liquidation Rights. Upon any liquidation, dissolution or winding up of Lexon, holders of shares of Common Stock are entitled to receive pro rata all of the assets of Lexon available for distribution to shareholders after liabilities are paid and distributions are made to the holders of Lexon's Preferred Stock.

     Preemptive Rights. Holders of Common Stock do not have any preemptive rights to subscribe for or to purchase any stock, obligations or other securities of Lexon.

Preferred Stock

     Lexon is also authorized to issue 5,000,000 Shares of Preferred Stock, par value $0.001 per share, of which there are no shares presently outstanding. There is no present intent to issue any Preferred Stock.

Warrants

     There are outstanding warrants to purchase 280,000 shares of our common stock at a price of $2.80 per share that were issued to Swartz on March 28, 2000 in consideration of its commitment to enter into the Investment Agreement. The warrants expire on March 27, 2005. There are also outstanding warrants to purchase 500,000 shares of our common stock at a price of $1.625 per share that were issued to Goodbody on May 23, 2000 pursuant to our Consulting Agreement with them. Goodbody has the right to have the common stock issuable upon exercise of the its warrants included in any registration statement we file, other than a registration statement covering an employee stock plan or a registration statement filed in connection with a business combination or reclassification of our securities.

                                           SB-2 Sequential Page Number 18 of 104

                            INDEMNIFICATION OF SWARTZ

     The Company has agreed to indemnify Swartz pursuant to Section 9 of the Investment Agreement.

                                   OUR HISTORY

1.  Form and Year of Organization

     We are a development stage company incorporated in Oklahoma on December 16, 1997. We own the exclusive worldwide license to the Ebaf Assay, a blood screening test for colon cancer and certain types of ovarian and testicular cancers. The Ebaf Assay is being developed for commercial use by scientists at North Shore University and requires approval by the FDA before it can be sold in the United States. We also own, through our wholly-owned subsidiary Cancer Diagnostics, Inc. ("CDI"), the exclusive worldwide license to the Telomerase Assay, a blood screening test for lung cancer. The Telomerase Assay is presently being developed for commercial use and requires FDA approval before it can be sold in the United States.

2.  Bankruptcy or Receivership

     We have never been in bankruptcy or receivership.

3.  Mergers, Reclassifications and Purchases of Assets

     Gentest Merger and the Ebaf Assay

     We acquired the exclusive worldwide license to the Ebaf Assay on July 8, 1998 when we issued 1,000,000 shares of our $0.001 par value common stock in exchange for all of the outstanding common stock of Gentest, Inc., a Florida corporation, that previously owned the license. We issued the 1,000,000 shares of our common stock to UTEK Corporation ("UTEK"), the sole shareholder of Gentest. Gentest ceased to exist by reason of this transaction.

     UTEK, a Florida corporation, is a technology merchant that specializes in the transfer of technology from universities and government research facilities to the private sector. UTEK has relationships with major universities and government research facilities in the U.S. and in Europe. Prior to the Gentest transaction, UTEK was not affiliated with us. UTEK became an affiliate because it owns 1,000,000 shares of our common stock as a result of the Gentest transaction. At December 31, 1999, UTEK owned about 14.69% of our outstanding common shares.

     Cancer Diagnostics, Inc. ("CDI") Common Stock Purchase and the Telomerase Assay

     CDI, our wholly-owned subsidiary, owns the exclusive worldwide license to the Telomerase Assay. We acquired CDI on January 29, 2000 when we purchased 100% of its common stock from its sole shareholder, UTEK, for $50,000 in cash and a secured promissory note for $150,000. The secured promissory note bears interest at 10% per year and is payable in three monthly installments of $50,000 each, due on April 30, May 31 and June 30, 2000. To secure the promissory note, we pledged all of the shares of common stock of CDI. The shares were placed in escrow and will be released to us upon payment in full of the secured promissory note to UTEK.

                                  OUR BUSINESS

1. Principal Products and Services of Lexon and Their Markets

     We have no products or services for sale at this time. We have two products currently in development. The Ebaf Assay for colon cancer is being developed by scientists at North Shore Long Island Jewish Medical Center in Manhasset, New York ("North Shore") and the Telomerase Assay for lung cancer is being developed by scientists at the University of Maryland, Baltimore ("UMB").

                                           SB-2 Sequential Page Number 19 of 104

     Ebaf Assay

     Colon cancer is the second leading cause of cancer deaths in the United States. Of the approximately 525,000 people diagnosed with colon cancer worldwide, more than 50% will die because their cancer was not detected early enough for surgery to be effective. Most people avoid being tested for colon cancer because current screening methods, primarily colonoscopy and flexible sigmoidoscopy, are invasive, embarrassing and expensive. Yet colon cancer can be cured if it is caught early. Unfortunately, there is no effective screening test other than colonoscopy and most people who should be screened for the disease (e.g. adults aged 50 and older or adults younger than 50 who have a family history of the disease) do not get a colonoscopy on a regular basis.

     The Ebaf Assay is a blood screening test to indicate whether a person may require diagnostic testing for colon cancer. It is our belief that most people who should be tested for colon cancer would be more willing to have a routine blood test to determine if an invasive procedure like colonoscopy is necessary. The Ebaf Assay is a simple blood test that is being developed for the ELISA platform so it can be performed and evaluated by most medical laboratories.

     The Ebaf Assay works by detecting elevated levels of the ebaf protein in a person's blood. The discovery linking the ebaf protein to colon cancer was made by Dr. Siamak Tabibzadeh, M.D., while he was a professor in the Department of Pathology at the University of South Florida ("USF") and an attending pathologist at the Moffitt Cancer Center at USF. Dr. Tabibzadeh tested approximately 27 types of malignant tumors for the presence of ebaf. The ebaf protein was not demonstrable in any of the tumors except for colon cancer (and some forms of ovarian and testicular cancer.) Therefore, the ebaf protein marker seemed to be unique to colon cancer (and some forms of ovarian and testicular cancer.)

     Dr. Tabibzadeh is now Chief of Experimental Pathology and Professor in Pathology at North Shore, where he is directing the development of the Ebaf Assay for the ELISA format. The Enzyme Linked Immunosorbent Assay, or ELISA format, is a generally recognized and widely used immunological testing platform currently used to detect HIV, Herpes and a number of other diseases. Detecting elevated ebaf levels in a person's blood can currently be done using the Western Blot method. Western Blot, however, is an expensive testing method that can only be performed with highly sophisticated equipment that most laboratories in hospitals and clinics do not have. Because ELISA format tests are inexpensive and can be performed by most hospital and clinic laboratories, we believe this format is ideal for the Ebaf Assay.

     An ELISA-based test involves an ELISA plate which is coated with a monoclonal antibody. When the plate is exposed to a sample of blood containing the marker (e.g. ebaf in the case of the colon cancer screening test, or telomerase in the case of the lung cancer screening test), the monoclonal antibody captures the marker and locks it onto the surface of the plate. The plate is then rinsed and exposed to a polyclonal antibody which has an enzyme ligand attached to it. The polyclonal antibody also binds to the marker if it is present. This technique is called a "sandwich" ELISA format, because the substance being analyzed is "sandwiched" between a polyclonal and a monoclonal antibody. The entire plate is then exposed to an indicator solution which changes color in the presence of the enzyme ligand. The degree of color change is dependent on the amount of enzyme present and hence on the amount of the marker on the surface of the plate. The degree of color change can then be read in a standard laboratory colorimeter. If the level of the marker in the blood is increased relative to the base level, further diagnostic testing may be necessary.

     Telomerase Assay

     Lung cancer is the leading cause of cancer deaths in the United States. The average survival rate for lung cancer that is diagnosed in the early stages, before it has spread to other organs, is 49%. However, only 15% of lung cancers are diagnosed in their early stages because no effective early screening test exists. Usually, a person waits until symptoms of lung cancer are present before requesting a chest x-ray, CAT scan, or similar test. Like colon cancer, lung cancer can grow undetected and without symptoms. If one waits until symptoms are present, it is generally too late for a cure.

     The Telomerase Assay is based on the discovery of the relationship between telomerase in the blood and cancerous tumors, and particularly, lung cancer in humans. Telomerase is present in almost all malignant tumor tissue. Telomerase has been detected in more than 90% of over 3,000 malignant tumor tissues tested,

                                           SB-2 Sequential Page Number 20 of 104
making it the most prevalent cancer marker known. Dr. Edward Highsmith, who leads the team of researchers at UMB, was the first to demonstrate the presence of telomerase in the blood of lung cancer patients, thus providing the opportunity for the development of a lung cancer blood screening test. Dr. Highsmith and his team are developing the Telomerase Assay for ELISA format.

     Detecting telomerase in a person's blood can currently be done using a modified TRAP assay. The TRAP assay, however, is an expensive testing method that can only be performed with highly sophisticated equipment that most laboratories in hospitals and clinics do not have. Because ELISA-based tests are inexpensive and can be performed by most hospital and clinic laboratories, we believe this format is ideal for the Telomerase Assay.

2.  Distribution Method of Products and Services

     Our success depends, in part, on our ability to market and distribute our potential products effectively. We have no experience in the sale or marketing of medical products. We have no manufacturing, marketing or distribution capabilities. In the event that we obtain FDA approval for our potential products, we may require the assistance of one or more experienced pharmaceutical companies to market and distribute our potential products effectively. If we seek an alliance with an experienced pharmaceutical company, we may be unable to find a collaborative partner, enter into an alliance on favorable terms or enter into an alliance that will be successful. Any partner to an alliance might, at its discretion, limit the amount and timing of resources it devotes to marketing our products. Any marketing partner or licensee may terminate its agreement with us and abandon our products at any time for any reason without significant payment. If we do not enter into an alliance with a pharmaceutical company to market and distribute our products, we may not be successful in entering into alternative arrangements, whether engaging independent distributors or recruiting, training and retaining a marketing staff and sales force of our own.

3. Status of Publicly Announced Products or Services

     Ebaf Assay

     The Ebaf Assay is still in development. The development plan in our sponsored research agreement with North Shore calls for a team of researchers, under the direction of Dr. Tabibzadeh, to:

     o    Identify and classify a polyclonal antibody to the ebaf protein
     o    Identify and classify a monoclonal antibody to the ebaf protein
     o    Make a small number of ELIZA format test kits
     o Compare and analyze blood tests using the ELISA and the Western Blot methods
     o Determine the normal amounts of the ebaf protein in the blood of normal individuals
     o    Determine the amount of ebaf protein in the blood of cancer patients

     Dr. Tabibzadeh has identified and classified the monoclonal and polyclonal antibodies. He is presently making a small number of Ebaf Assay ELISA test kits and is determining how many tests will be conducted. After the test kits are made, he will sample the blood of persons who have colon cancer and of persons who do not have colon cancer. The blood samples will then be tested using the Western Blot method and the ELISA method to determine whether the ELISA method produces results similar to the Western Blot method. We estimate that the comparative analysis of tests using the Western Blot and ELISA methods will be completed by the end of the third quarter of 2000. The data from these tests will then be used as the basis for our preliminary proposal for clinical trials to the FDA. We do not know how much data the FDA will require and consequently, how long the clinical trials will take. The Ebaf Assay requires FDA approval before it can be sold in the U.S.

                                           SB-2 Sequential Page Number 21 of 104

     Telomerase Assay

     The Telomerase Assay is still in development. On August 27, 1999, our wholly-owned subsidiary, CDI, agreed to fund the development of the Telomerase Assay for the ELISA format over a two year period beginning January 4, 2000 and ending January 3, 2002 at UMB. The development plan calls for a team of researchers, under the direction of Dr. Highsmith, to:

          o    Develop  a  series  of   monoclonal   antibodies   to  telomerase
               (estimated time to complete: 8-10 months).

          o Develop an ELISA format test, using a commercially available polyclonal antibody and the monoclonal antibodies developed above to test for telomerase in human blood (estimated time complete:
               2-4 months after development of the monoclonal antibodies).

          o Obtain preliminary data demonstrating the clinical utility of telomerase as a tumor marker in patients with lung cancer
               (estimated time to complete: 6 months after development of the test kit).

     We do not know how much data the FDA will require and consequently, how long the clinical trials will take. The Telomerase Assay requires FDA approval before it can be sold in the U.S.

4.  Competitive  Business  Conditions,   Competitive  Position  and  Methods  of
Competition

     Competition in the medical products and services industry is intense. Although growth in the medical industry in general and sales of medical cancer screening tests in particular is expected to expand as the population ages and cancer awareness increases, the number of potential competitors in the marketplace makes competitive pressures severe. The medical screening and diagnostic industry has attracted large and sophisticated potential competitors with established brand names who have already successfully developed and marketed products and who have greater financial, technical, manufacturing, marketing, regulatory and distribution resources than we do.

     Regulation by governmental authorities in the United States and other countries could be a significant factor in ongoing research and product development activities. Lexon's diagnostic products will require regulatory approval by the FDA and possibly other governmental agencies prior to commercialization. Various statutes and regulations also govern or influence the manufacturing, safety, labeling, storage, recordkeeping and marketing of such products. The lengthy process of seeking these approvals, and the subsequent compliance with applicable statutes and regulations, requires the expenditure of substantial resources. Our failure to obtain, or any delay in obtaining, regulatory approvals could materially adversely affect us.

     In the United States and elsewhere, sales of diagnostic, therapeutic and other pharmaceutical products are dependent, in part, on the availability of reimbursement to the consumer from third-party payers, such as government and private insurance plans. Third-party payers are increasingly challenging the prices charged for medical products and services. There is no assurance that any of our products will be considered cost effective and that reimbursement to the consumer will be available, or will be sufficient to allow us to sell our products on a competitive and profitable basis. Our future revenues and profitability, if any, may be affected by the continuing efforts of government and third party payers to contain or reduce the costs of healthcare. While we cannot predict whether any such legislative or regulatory proposals will be adopted, the adoption of such proposals could have a material adverse effect on our company.

     Our potential competitors are the major diagnostic pharmaceutical corporations, such as Abbott Pharmaceuticals, Roche, SmithKlineBeecham, Johnson & Johnson and Bayer. These companies have substantial marketing, distribution, regulatory compliance, financial, and research and development capabilities. If any of these competitors were to develop a colon cancer or lung cancer blood screening tests not involving the Ebaf Assay or the Telomerase Assay, such an event may have a material adverse effect on our ability to compete in the medical screening and diagnostic field.

                                           SB-2 Sequential Page Number 22 of 104

5.  Sources of Raw Materials and the Names of Principal Suppliers

     We do not manufacture any products at this time, so we have no raw materials. The Ebaf Assay and the Telomerase Assay are simple products to manufacture. Their main components are a plastic plate, monoclonal and polyclonal antibodies, and various fluorescent markers, each of which is commercially available.

6.  Dependence on one or a few major customers

     Not Applicable

7. Patents, trademarks, licenses, royalty agreements or labor contracts

     Patents

     We do not own any patents. The University of South Florida ("USF") owns the patent for the Ebaf Assay screening process. The patent was published on June 29, 1999. Any improvements to the patent will be owned by North Shore, where the Ebaf Assay is being developed.

     The Telomerase Assay screening process is owned by the University of Maryland, Baltimore ("UMB"). A patent application for the Telomerase Assay screening process was filed on February 16, 1998, however, a patent has not yet been issued and there is no assurance that a patent will issue.

     We have no information that would lead us to believe that the Ebaf Assay patent or Telomerase Assay pending-patent infringe the intellectual property rights of another, but we give no assurance to that effect. The filing, prosecution and maintenance of all patent rights are within the sole discretion of the patent owners. We have the right to request that the patent owners seek, obtain and maintain such patent and other protections to the extent that they are lawfully entitled to do so, at our sole expense. There is no assurance that the patent owners will seek, obtain or maintain such patent and other protection to which they are lawfully entitled and there is no assurance that we will have sufficient working capital to fund their efforts.

     There is presently no foreign patent protection for the Ebaf Assay, however, an international patent application has been filed by USF. There is no assurance that any foreign patents will issue. The lack of foreign patent protection could result in the manufacturing and sale of test kits copied by competitors who are not obligated to pay royalties. As a result, these competitors could achieve superior operating margins, which could adversely affect our ability to compete.

     License Agreement - Ebaf Assay

     We own the exclusive worldwide license to the Ebaf Assay. In exchange for the license, we agreed to pay the University of South Florida Research Foundation ("USFRF"), the licensor of USF, a royalty equal to the greater of (a) five percent (5%) of revenue from the sale of products based on the concept for the diagnosis of selected adenocarcinomas and any additions, extensions and improvements thereto or as a minimum (b) zero (0) dollars through April 9, 2000; $75,000 at the end of year three; $100,000 at the end of year four; $125,000 at the end of year five; $150,000 at the end of year six and for each successive year thereafter during the term of the exclusive license agreement. The royalty obligation will expire after the longer of twenty (20) years or the expiration of the last to expire patent that covers the licensed intellectual property. We also agreed to pay North Shore a royalty equal to one-half of one percent (0.5%) of revenue from the sale of such products and ten percent (10%) of any consideration received by the Company from granting sublicenses. No minimum royalty payments to North Shore are required.

     Sponsored Research Agreement - Ebaf Assay

     On July 8, 1998, we paid North Shore $311,250 to fund the development of the Ebaf Assay for the ELISA format over a two year period beginning July 1, 1998 and ending June 30, 2000. In a letter agreement dated March 24, 1999, we agreed to pay North Shore an additional $81,162 to add two researchers to Dr. Tabibzadeh's staff to expedite the development of a prototype ELISA test kit. The $81,162 is payable in 6 equal installments of $13,527 each, payable beginning October 1, 1999 and continuing every three months

                                           SB-2 Sequential Page Number 23 of 104
thereafter through August 1, 2000. As of December 31, 1999, we paid $27,504 and will pay the balance of $54,108 during 2000. The Company is current in its payments to North Shore.

     License Agreement - Telomerase Assay

     We own the exclusive worldwide license to the Telomerase Assay through our wholly-owned subsidiary CDI. In exchange for the license, CDI agreed to pay UMB a royalty of 4% of Net Sales of products sold using the Telomerase Assay technology. The license agreement provides for minimum annual royalties for the life of the license agreement, which coincides with the life of the last to expire patent covering the licensed technology. The minimum annual royalties range from $2,500 per year beginning in 2002 to a maximum of $4,000 per year beginning in 2006 and continuing each year thereafter for the life of the license agreement. In addition, the license agreement provides for royalties of 2% of Net Sales of products sold by sublicensees of CDI and 50% of all consideration received by CDI for up-front, milestone or other payments from sublicensees.

     Sponsored Research Agreement - Telomerase Assay

     On August 27, 1999, CDI agreed to pay University of Maryland, Baltimore $249,458 to fund the development of the Telomerase Assay for the ELISA format over a two year period beginning January 4, 2000 and ending January 3, 2002. CDI paid $124,921 upon signing the sponsored research agreement. The balance of $124,537 is due on or before January 1, 2001. The development plan calls for a team of researchers, under the direction of Dr. Highsmith, to:

          o    Develop  a  series  of   monoclonal   antibodies   to  telomerase
               (estimated time to complete: 8-10 months)

          o    Develop an  immunoassay  (ELISA  format) to detect  telomerase in
               human  blood   (estimated   time   complete:   2-4  months  after
               development of the monoclonal antibodies)

          o Obtain preliminary data demonstrating the clinical utility of telomerase as a tumor marker in patients with lung cancer
               (estimated time to complete: 6 months after development of the test kit)

     National Institutes of Health

     A portion of the research and development related to the Ebaf Assay and the Telomerase Assay was funded by grants from the National Institutes of Health ("NIH"). The Patent and Trademark Act (Public Law 96-517), also known as the Bayh-Dole Act, created a uniform patent policy among federal agencies that fund research. The Bayh-Dole Act enables small businesses and non-profit organizations, including universities, to retain title to materials and products they invent with federal funding. In return, the U.S. government retains a perpetual, non-exclusive right to use for government purposes any invention that results from its funding without having to pay license fees and royalties. In addition, the U.S. government is protected from lawsuits and infringement claims. There is no assurance that the interests of the U.S. government will not materially adversely affect us or our business.

8.  Need for Governmental Approval

     Our products are considered medical devices, which are regulated by the FDA. Medical devices are categorized into one of three classes, depending on the controls the FDA considers are necessary to reasonably ensure the device's safety and effectiveness. Class I devices (e.g. dental floss, manual surgical instruments) are the least risky and least complicated devices. Class I devices are subject to general controls, which include labeling, premarket notification, and adherence to Quality System Regulations, which are based on the old Good Manufacturing Practices regulations. Class II devices (e.g. x-ray machines, oxygen masks, and many diagnostic assays similar to our products) are subject to general controls and special controls that relate to performance standards, post-market surveillance, patient registries, etc.) Class III devices (e.g. drugs) are the most rigorously regulated and usually require premarket approval by the FDA to ensure their safety and effectiveness, and which require clinical testing prior to approval and marketing.

     FDA approval is required prior to sale of our products in the United States. The Ebaf Assay and the Telomerase Assay are considered in-vitro diagnostic devices. Most in-vitro diagnostic devices on the market today fall into Class I or Class II, however, a few high-risk diagnostic devices are subject to the more rigorous regulation of Class III.

                                           SB-2 Sequential Page Number 24 of 104

     Depending on the class of the device, FDA approval can be obtained through one of two ways. If the device is "substantially equivalent" to a legally marketed Class I or Class II device or to a Class III device for which the FDA has not called for a PMA, the manufacturer may seek clearance from the FDA by filing a 510(k) premarket notification. A 510(k) filing includes a description of the device, its intended use, draft labeling, and an explanation of why the device should be deemed substantially equivalent to a legally marketed device. The 510(k) needs to be supported by appropriate preclinical and clinical data establishing the claim of substantial equivalence to the satisfaction of the FDA. The general review time after filing a traditional 510(k) is 90-150 days, but it could be longer.

     If substantial equivalence cannot be established, then we must seek pre-market approval through submission of a PMA application, which is the most vigorous form of FDA regulatory review. The PMA application must be supported by valid scientific evidence, including pre-clinical and clinical trial data, as well as extensive literature to demonstrate a reasonable assurance of safety and effectiveness of the device. The PMA review and approval process generally requires one year or more to complete from the date the FDA accepts the filing for review.

     The use for which a product is intended dictates the FDA's determination of its classification. If we intend to use the product to monitor patients for disease progression, response to therapy, or detection of recurrent or residual illness, the product will likely fall into Class II and be subject to 510(k) clearance. If we plan to use the product in screening for the early detection or diagnosis of cancer, the product will likely fall into Class III and be subject to the rigorous PMA approval process. We may initially seek FDA approval through a 510(k) to market the Ebaf Assay as a monitoring device. At the same time, and using much of the same data collected for the 510(k), we may seek FDA approval through a PMA to market the Ebaf Assay as a screening test.

     The FDA requires a separate approval for each proposed indication for the use of our products. We expect that our first indication for both the Ebaf Assay and the Telomerase Assay will only involve their use as monitoring devices for cancer patients. Subsequently, we expect to expand the each product's indication for use as a screening method. In order to do so, we will have to design additional clinical trials, submit the trial designs to the FDA for review, and complete those trials successfully. We cannot guarantee that the FDA will approve our products for any indication. We can only promote our products for indications which have been approved by the FDA. Moreover, it is possible that the FDA may require a label cautioning against the use of our products for any or all other indications.

     There may be regulatory requirements, other than those FDA requirements, applicable to our products prior to their sale in other countries. If we choose to market our products in countries outside of the US, it will have to comply with any applicable requirements before such sales can be made.

9.  Effect of Existing or Probable Governmental Regulation

     It is quite possible that new regulations which may become effective and be applicable to blood screening tests for cancer could be proposed and adopted which could restrict marketing of our products. We are not aware of any such pending or proposed regulations, however, there is no assurance that they will not be imposed.

10. Estimate of the amount spent on research and development

     From July 1998 to December 31, 1999, we paid $358,554 to North Shore for development of the Ebaf Assay. Of this amount, $321,500 was paid during 1998 pursuant to our sponsored research agreement with North Share, $27,054 was paid during 1999 as part of our commitment to fund an additional $81,162 to accelerate the development of the Ebaf Assay, and $10,000 was paid during 1999 to cover miscellaneous laboratory expenses for Dr. Tabibzadeh. No customer has or is expected to bear any direct research and development expense.

                                           SB-2 Sequential Page Number 25 of 104

11.  Costs and effects of environmental compliance

     We have not incurred any environmental compliance costs to date and we do not expect to incur any environmental compliance costs in the future.

12. Number of total employees and number of full time employees

     We have no full time employees. Our sole officer and director and our significant employees did not receive cash compensation for their services during 1999 and have received no such cash compensation to date. There is no assurance that these individuals will continue to serve without cash compensation. There are no written employment agreements. During 1999, we prepaid $8,125 for one part-time person to perform accounting duties until June 30, 2000.

                              OUR PLAN OF OPERATION

     We have no operating history prior to December 16, 1997. We have no revenues from the sale of products to date and have funded our activities through the sale of our common stock and through loans by our shareholders.

     During  2000,  we  plan  to  raise  additional   capital  to  complete  the
development of the Ebaf Assay and to fund the gathering of data for FDA approval, and to seek strategic alliances or business combination partners.

     We plan to seek business alliance partners in the pharmaceutical industry with existing manufacturing, distribution and marketing capabilities. We have no such partners at this time. There is no assurance that we will be successful in making acceptable arrangements for business alliances.

     (i) Cash Requirements

     We require substantial additional working capital to finish development of the Ebaf Assay, to begin collecting data, and to commence and complete clinical trials required for FDA approval. We estimate that we will require approximately $5.0 million in additional capital during the year 2000. There is no assurance that the additional capital required will be available to Lexon on acceptable terms when needed, if at all. Any additional capital may involve substantial dilution to the interests of Lexon's then existing shareholders.

     (ii) Product Development and Research Plan for the Next Twelve Months

     Ebaf Assay

     During the next 12 months, Dr. Tabibzadeh is expected to make a small number of Ebaf Assay ELISA test kits and will sample the blood of persons who have colon cancer and of persons who do not have colon cancer. The blood samples will then be tested using the Western Blot method and the ELISA method to determine whether the ELISA method produces results similar to the Western Blot method. We estimate that the comparative analysis of tests using the Western Blot and ELISA methods will be completed by the end of the third quarter of 2000. The data from these tests will then be used as the basis for our preliminary proposal for clinical trials to the FDA. We do not know how much data the FDA will require and consequently, how long the clinical trials will take.

     Telomerase Assay

     During the next 12 months, Dr. Highsmith and his team are expected to develop a series of monoclonal antibodies to telomerase (estimated time to complete: 8-10 months) and will develop an immunoassay (ELISA format test) to detect telomerase in human blood (estimated time complete: 2-4 months after development of the monoclonal antibodies)

     (iii) Expected Purchase or Sale of Plant and Significant Equipment

     None.

                                           SB-2 Sequential Page Number 26 of 104

     (iv) Expected Significant Changes in Number of Employees.

     None.

                             DESCRIPTION OF PROPERTY

     Our executive offices are leased from Oklahoma National Bank. We share the executive offices with other companies owned or controlled by our sole officer and director. Our portion of the $4,000 monthly lease payment is approximately $800 per month.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On August 4, 1999, we borrowed $100,000 from a non-affiliated shareholder at a 10% interest rate due December 31, 2000. Subsequent to year end, we repaid the shareholder the $100,000 plus accrued interest.

     On August 4, 1999, we entered into a consulting agreement with UTEK Corporation, a beneficial owner of our common stock, under which we were obligated to pay UTEK $132,000 in consulting fees in cash or common stock during the year 2000. Subsequent to year end, the consulting agreement was cancelled by mutual consent.

     On July 1, 1998, we borrowed $230,000 from an officer and a non-affiliated shareholder. The Notes accrued interest at 12% per year through December 31, 1998 and at 14% per annum thereafter. The Notes, including accrued interest, were paid in full in February, 1999. In connection with these loans, the Board granted the officer options to purchase 50,000 shares of common stock and granted the non-affiliated shareholder options to purchase 180,000 shares of common stock, each at an exercise price of $1.20 per share. The exercise price was deemed by the Board to be the fair market value of the stock on the date of grant. The options expire ten years from the date of grant.

                                           SB-2 Sequential Page Number 27 of 104

                             EXECUTIVE COMPENSATION

     Mr. Mabie, our sole officer and director, has received no salary or bonus since inception. The following tables provide details about the common stock options that were granted to Mr. Mabie during 1999:


                      Option/SAR Grants in Last Fiscal Year


                 Number of Securities      % of Total Options
                   Underlying Options    Granted to Employees
Name                          Granted          in Fiscal Year     Exercise Price  Expiration Date
--------------- ---------------------- ----------------------- ----------------- ----------------

Gifford Mabie                 250,000                  14.81%           $1.5625    March 3, 2009




              Aggregated Option/SAR Exercises in Last Fiscal Year
                          and FY-End Option/SAR Value


                                            Number of Securities
                      Shares              Underlying Unexercised       Value of Unexercised
                    Acquired       Value         Options/SARs at  In-the-Money Options/SARs
Name             On Exercise    Realized       December 31, 1999       at December 31, 1999
---------------- ------------ ----------- ---------------------- --------------------------

Gifford Mabie            N/A         N/A             250,000 (1)                    N/A (2)



(1) All options granted to Mr. Mabie during 1999 were exercisable at December 31, 1999.

(2) The closing price of our common stock on December 31, 1999 was $1.125. Because Mr. Mabie's 250,000 options are exercisable at $1.5625 per share, none were "in-the-money" at December 31, 1999.


                              FINANCIAL STATEMENTS

     See Index to Financial Statements on page 36.

                                  LEGAL MATTERS

     The legality of the securities offered hereby has been passed upon by Kaufman & Associates, Tulsa, Oklahoma.

                      INTEREST OF NAMED EXPERTS AND COUNSEL

     The balance sheet of Lexon as of December 31, 1999 and the statements of operations, shareholders' equity and cash flows for the period from inception (December 17, 1997) to December 31, 1999 and for the years ended December 31, 1999 and 1998, included in this prospectus, have been included herein in reliance on the report, which includes an explanatory paragraph on our ability to continue as a going concern, of Tullius Taylor Sartain & Sartain LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

         INDEMNIFICATION OF OFFICERS, DIRECTORS AND CONTROLLING PERSONS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors officers or persons controlling the Registrant pursuant to the foregoing provisions, the registrant has

                                           SB-2 Sequential Page Number 28 of 104
been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Act is therefore, unenforceable.

                           REPORTS TO SECURITYHOLDERS

     We file annual, quarterly and periodic reports, proxy statements and other information with the Securities and Exchange Commission using the Commission's EDGAR system. The Commission maintains a web site, www.sec.gov, that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. You may read and copy any materials filed with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

     We furnish our shareholders with annual reports containing audited financial statements and with such other periodic reports as we, from time to time, deem appropriate or as may be required by law. We use the calendar year as our fiscal year.

     You should rely only on the information contained in this Prospectus and the information we have referred you to. We have not authorized any person to provide you with any information that is different.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15 of the Securities Exchange Act of 1934

          1.   Our Form 10-SB/A, filed January 4, 2000.
          2. Our Quarterly Report on Form 10-QSB/A for the quarter ended September 30, 1999, filed January 4, 2000.
          3. Our Current Report on Form 8-K, regarding our purchase of Cancer Diagnostics, Inc. on January 28, 2000, filed February 11, 2000.
          4. Our Form 10-KSB for the year ended December 31, 1999, filed April 14, 2000.
          5. Our Quarterly Report on Form 10-QSB for the quarter ended March 31, 2000, filed May 15, 2000

     This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information incorporated by reference or provided in this prospectus and the registration statement. We have authorized no one to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the statement.

     If we file any document with the Commission that contains information which is different from the information contained in this prospectus, you may rely only on the most recent information which we have filed with the Commission.

     We will provide a copy of the documents referred to above without charge if you request the information from us. You should contact Mr. Gifford Mabie, President, Lexon, Inc., 8908 S. Yale Ave. #409, Tulsa, Oklahoma 74137, telephone
(918) 492-4125, if you wish to receive any of such material.

                                           SB-2 Sequential Page Number 29 of 104

                        OUTSIDE BACK COVER OF PROSPECTUS

Dealer Prospectus Delivery Obligation

     Until July 9, 2003, all dealers that affect transactions in these securities, whether or not participating in this Offering, may be required to deliver a Prospectus. This is in addition to the dealer's obligation to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments for subscriptions.

                 PART II- INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers

     Lexon's Certificate of Incorporation provides for indemnification to the full extent permitted by Oklahoma law of all persons it has the power to indemnify under Oklahoma law. In addition, Lexon's Bylaws provide for indemnification to the full extent permitted by Oklahoma law of all persons it has the power to indemnify under Oklahoma law. Such indemnification is not deemed to exclusive of any other rights to which those indemnified may be entitled, under any bylaw, agreement, vote of stockholders or otherwise. The provisions of Lexon's Certificate of Incorporation and By Laws which provide indemnification may reduce the likelihood of derivative litigation against Lexon's directors and officers for breach of their fiduciary duties, even though such action, if successful, might otherwise benefit Lexon and its stockholders.

     In addition, Lexon has entered into indemnification agreements with its sole officer and director, significant employees, consultants and others. These agreements provide that Lexon will indemnify each person for acts committed in their capacities and for virtually all other claims for which a contractual indemnity might be enforceable.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors officers or persons controlling the Registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Act is therefore, unenforceable.

Item 25.  Other Expenses of Issuance and Distribution

     The following is an itemized statement of the estimated amounts of all expenses payable by the registrant in connection with the registration of the common stock offered hereby:

          SEC Filing Fee...............................         $7,000
          Blue Sky Fees and Expenses...................         $5,000
          Legal Fees...................................        $75,000
          Accounting Fees and Expenses.................         $5,000
          Miscellaneous................................         $5,000
                                                            -----------

          Total........................................        $97,000
                                                            -----------

Item 26.  Recent Sales of Unregistered Securities

     (a) Securities Sold

     During the year ended December 31, 1998, the following common stock transactions occurred:

          o Under the terms of an offering dated April 1, 1998, we sold 5,000,000 shares of our common stock to our founders at par value for $5,000 cash.

                                           SB-2 Sequential Page Number 30 of 104

          o On July 8, 1998, we issued 1,000,000 shares of our common stock in connection with the Gentest merger.

          o On May 18, 1998, we began a Rule 504 private offering at $2.00 per share. This price was determined by our Board of Directors. There were 125,205 shares of common stock sold to third-party investors for $250,410 in cash. The $2.00 offering was terminated on July 31, 1998, when our 15c211 application was filed with the NASD. Our common stock began trading on November 4, 1998 at $2.50 per share. On November 6, 1998, we began a Rule 504 private offering at $3.00 per share, which price was greater than the closing price of our common stock on November 6, 1998 (the date of the offering memorandum). There were 39,416 shares of common stock sold to third-party investors for $118,248 in cash. We incurred expenses of $48,287 in connection with the offerings. On January 18, 1999, we ended the $3.00 offering and began an offering at $1.50 per share, which was equal to the closing price of our common stock on January 19, 1999. Although we had no obligations to do so, our Board determined that the investors who paid cash in the $2.00 and $3.00 private offerings should be treated as if they had purchased their shares at $1.50 per share. Accordingly, we issued an additional 81,151 shares to those investors (41,735 shares to the $2.00 investors and 39,416 shares to the $3.00 investors). The issuance of the additional shares was treated as a capital transaction, with no effect on stockholders' equity.

          o During 1998, we issued 33,541 shares of our common stock at $2.00 per share for services rendered in connection with the Offering. The $2.00 per share value was determined by the Board of Directors based on the most recent offering price of $2.00 per share.

     During the year ended December 31, 1999, the following common stock transactions occurred:

          o We sold 385,700 shares of common stock to third party investors for $557,550 in cash.

          o We issued a total of 89,500 shares of common stock for services rendered by outside consultants. The shares were valued based on the closing price of our common stock on the date the services were rendered or agreements were signed. Of the shares issued, 80,000 were issued at $2.50 per share to a consultant to develop and market an Internet web site and to prepare and distribute via e-mail a detailed profile report about our Company. An additional 7,500 shares were issued at $2.34 per share to a public relations specialist in connection with our colon cancer awareness activities. The remaining 2,000 shares were issued at $4.875 per share for legal services.

          o We issued 55,000 shares of common stock to an employee who exercised stock options at $1.5625 per share. We received $85,938 in cash. The exercise price was equal to the closing price of our common stock on the date the options were granted.

     During the five months ended May 31, 2000, the following common stock transactions occurred:

          o We issued 150,000 shares of common stock to employees who exercised stock options at $1.5625 per share. We received $234,375 in cash. The exercise price was equal to the closing price of our common stock on the date the options were granted.

          o We issued 293,222 shares of common stock for services rendered by outside consultants. The shares were valued based on the closing price of our common stock on the date the services were rendered or agreements were signed. Of the shares issued, 190,000 were issued at $.9375 per share to consultants for services rendered in connection with accounting and legal services; 81,000 shares were issued at $.9375 per share for general business consulting services; and 22,222 shares were issued at $1.125 per share to a consultant to develop and maintain an Internet web site for the Company.

          o    We  issued   250,000  shares  of  common  stock  to  Goodbody  in
               connection with a Consulting Agreement dated May 23, 2000. We received $250 in cash.

                                           SB-2 Sequential Page Number 31 of 104

(b) Underwriters and Other Purchasers

     There was no public offering of the shares. The shares were sold to officers, directors and key consultants, to Gentest in connection with its Merger into Lexon, and to purchasers in compliance with Regulation D, Rule 504 of the Securities Exchange Act of 1933, or in compliance with Rule 701, or in reliance upon an effective S-8 Registration Statement.

(c) Consideration

     We paid commissions of $100,360 to RichMark Capital Corporation, a registered broker-dealer. Such commissions were for sales by the broker-dealer and consisted of 10% of the gross proceeds received. In addition to these commissions, we paid a due diligence fee of 6% and a 4% fee for unallocated expense reimbursement.

     We paid $13,000 and $2,500, respectively, to two non-affiliates as finder's fees, which fees represented up to 10% of the gross proceeds received by us from the purchase of Lexon common stock by persons first identified as prospective investors by the finders. The finders did not act as broker-dealers. Lexon dealt directly with such prospective investors and did not pay a brokerage commission or other fees. We believe that these finders fees did not exceed customary fees paid to finders in these circumstances.

(d) Section under which exemption from registration was claimed

     The issuance of the securities described above were deemed to be exempt from registration under the Securities Act in reliance on Section 4( 2) and SEC Regulation D, Rule 504, among other exemptions. Each recipient of securities in each such transaction represented his or her intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and, where applicable, appropriate legends were affixed to the share certificates issued in such transactions. All recipients had access to information about Lexon.

Item 27.  Exhibits

 Exhibit

   No.      Description of Exhibit

----------- --------------------------------------------------------------------

  2.1 Agreement and Plan of Merger between Registrant and Gentest, Inc. dated May 11, 1998 and Certificate of Merger (incorporated herein by reference to our Form 10-SB/A, filed January 4, 2000.)

  2.2 Agreement and Plan of Merger between Registrant and Cancer Diagnostics, Inc. dated August 5, 1999 (incorporated herein by reference to our Form 10-QSB/A for the nine months ended September 30, 1999, filed January 4, 2000)

  2.3 Stock Purchase Agreement between Registrant and Cancer Diagnostics, Inc. dated January 28, 2000 (incorporated herein by reference to our Form 8-K dated January 28, 2000 and filed February 14, 2000.)

  3.1 Certificate of Incorporation of the Registrant (incorporated herein by reference to our Form 10-SB/A, filed January 4, 2000.)

  3.2 Bylaws of the Registrant (incorporated herein by reference to our Form 10-SB/A, filed January 4, 2000.)

  4.1     Specimen Stock Certificate *

  4.2 Investment Agreement dated as of May 19, 2000 by and between Registrant and Swartz Private Equity, LLC *

  5.1     Legal opinion of Kaufman & Associates *

 10.1 License Agreement between Gentest, Inc., the University of South Florida and the University of South Florida Research Foundation, Inc. dated April 9, 1998 (incorporated herein by reference to our Form 10-SB/A, filed January 4, 2000.)

 10.2 Research and License Agreement between Gentest, Inc. and North Shore University Hospital Research Corporation dated June 22, 1998 (incorporated herein by reference to our Form 10-SB/A, filed January 4, 2000.)

                                           SB-2 Sequential Page Number 32 of 104

 10.3 Agreement between Registrant and North Shore Office of Grants and Contracts dated March 8, 1999 (incorporated herein by reference to our Form 10-SB/A, filed January 4, 2000.)

 10.4 Investor Relations Services Agreement and Option Agreement between Registrant and Morgan-Phillips, Inc. dated November 1, 1998 (incorporated herein by reference to our Form 10-SB/A, filed January 4, 2000.)

 10.5 Consulting Agreement between Registrant and the Viking Group dated November 1, 1998 (incorporated herein by reference to our Form 10-SB/A, filed January 4, 2000.)

 10.6 Sponsorship Commitment Agreement between Registrant and Celebrity Images, representatives for Eric Davis and the Score Against Colon Cancer Event, dated March 15, 1999 (incorporated herein by reference to our Form 10-SB/A, filed January 4, 2000.)

 10.7 Consulting Agreement between Registrant and SSP Management Corporation dated March 31, 1999 (incorporated herein by reference to our Form 10-SB/A, filed January 4, 2000.)

 10.8     Confidentiality   Agreement  between   Registrant  and  Ortho-Clinical
          Diagnostics Corporation, dated April 19, 1999 (incorporated herein by reference to our Form 10-SB/A, filed January 4, 2000.)

 10.9 Confidentiality Agreement between Registrant and Chiron Diagnostics Corporation, dated April 21, 1999 (incorporated herein by reference to our Form 10-SB/A, filed January 4, 2000.)

 10.10 Confidentiality Agreement between Registrant and Abbott Laboratories, dated June 29, 1999 (incorporated herein by reference to our Form 10-SB/A, filed January 4, 2000.)

 10.11 Consulting Agreement between Registrant and Jonathan Dariyanani dated March 1, 1999 (incorporated herein by reference to our Form 10-SB/A, filed January 4, 2000.)

 10.12    Consulting   Agreement   between   Registrant   and   Dr.   Tabibzadeh
          (incorporated herein by reference to our Form 10-SB/A, filed January 4, 2000.)

 10.13 Form of Indemnification Agreement (incorporated herein by reference to our Form 10-SB/A, filed January 4, 2000.)

 10.14 Lexon, Inc. 1998 Stock Option Plan dated August 15, 1998 and Form of Option Agreement (incorporated herein by reference to our Form 10-SB/A, filed January 4, 2000.)

 10.15 Consulting Agreement between Registrant and UTEK Corporation effective August 4, 1999 (incorporated herein by reference to our Form 10-QSB/A for the nine months ended September 30, 1999, filed January 4, 2000)

 10.16 License Agreement between Cancer Diagnostics, Inc. and University of Maryland, Baltimore dated August 27, 1999 and amended September 23, 1999 (incorporated herein by reference to our Form 8-K dated January 28, 2000, filed February 14, 2000.)

 10.17 Sponsored Research Agreement between Cancer Diagnostics, Inc. and University of Maryland, Baltimore dated August 27, 1999 and amended September 23, 1999 (incorporated herein by reference to our Form 8-K dated January 28, 2000, filed February 14, 2000.)

 10.18 Secured Promissory Note dated January 28, 2000 (incorporated herein by reference to our Form 8-K dated January 28, 2000, filed February 14, 2000.)

 10.19 Pledge and Security Agreement dated January 28, 2000 (incorporated herein by reference to our Form 8-K dated January 28, 2000, filed February 14, 2000.)

 10.20 Mutual Release and Settlement Agreement between Registrant and UTEK Corporation dated January 28, 2000 (incorporated herein by reference to our Form 10-KSB for the year ended December 31, 1999, filed April 14, 2000)

 10.21    Consulting Agreement with Goodbody International *

 23.1     Consent of Kaufman & Associates *

 23.2     Consent of Tullius Taylor Sartain & Sartain LLP *

 24.1     Power of Attorney (included on Signature Page)

 27.0 Financial Data Schedule at December 31, 1999 (for electronic filers only) *

     * Filed herewith

                                           SB-2 Sequential Page Number 33 of 104

Item 28.  Undertakings

     (a) The undersigned registrant hereby undertakes that it will:

     (1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any additional or changed material information on the plan of distribution;

     (2) For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (c)  The undersigned registrant hereby undertakes that it will:

     (1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497 (h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

     (2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                           SB-2 Sequential Page Number 34 of 104

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned in the City of Tulsa, Oklahoma on July 28, 2000.

                                   LEXON, INC.

                                   -------------------------------------
                                   By:  Gifford Mabie, Sole Officer and Director

                                POWER OF ATTORNEY

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement has been signed by the following persons in the capacities and as of the dates indicated.

Signature                Title                               Date

Gifford Mabie            Sole Officer and Director           July 28, 2000


            INDEX TO EXHIBITS FILED WITH THIS REGISTRATION STATEMENT


  Exhibit
  Number                                 Description of Exhibit                   Page Number
--------- ---------------------------------------------------------------------- ------------

  F/S     Audited financial statements for the years ended December 31, 1999 and
          1998 and unaudited interim  financial  statements for the three months
          ended March 31, 2000                                                       37
  4.1     Specimen stock certificate                                                 64
  4.2     Investment  Agreement  dated  as  of  May  19,  2000  by  and  between
          Registrant and Swartz Private Equity, LLC                                  65
  5.1     Legal opinion of Kaufman & Associates                                     100
 10.21    Consulting Agreement with Goodbody International                          103
 23.1     Consent of Kaufman & Associates (included in Exhibit 5.1)                 102
 23.2     Consent of Tullius Taylor Sartain & Sartain LLP                           104
 24.1     Power of Attorney  (included  on Signature  Page to this  Registration
          Statement)                                                                N/A
 27.0     Financial Data Schedule (for electronic filing purposes only)             N/A


                                           SB-2 Sequential Page Number 35 of 104


                                   EXHIBIT F/S

                 INDEX TO FINANCIAL STATEMENTS AND RELATED NOTES

AUDITED FINANCIAL STATEMENTS


Independent Auditors' Report..............................................................................F-1

Balance Sheet at December 31, 1999........................................................................F-2

Statement of Operations from Inception (December 16, 1997) through December 31, 1999 and for the Years Ended December 31, 1999 and 1998...................................................F-3

Statement of Cash Flows from Inception  (December 16, 1997) through December 31,
1999 and for the Years Ended December 31, 1999 and 1998...................................................F-4

Statement of Shareholders' Equity from Inception (December 16, 1997) through
     December 31, 1999 and for the Years Ended December 31, 1999 and 1998.................................F-5

Notes to Financial Statements from Inception (December 16, 1997) through
     December 31, 1999 and for the Years Ended December 31, 1999 and 1998.................................F-6

INTERIM UNAUDITED FINANCIAL STATEMENTS

Balance Sheets at March 31, 2000 and December 31, 1999....................................................F-14

Statement of Operations from Inception (December 16, 1997) through March 31, 2000 and for the Three Months Ended March 31,  2000 and 1999..............................................F-15

Statement of Cash Flows from Inception (December 16, 1997) through March  31, 2000 and for the Three Months Ended March 31, 2000 and 1999...............................................F-16

Notes to Financial Statements from Inception (December 16, 1997) through
     March 31, 2000 and for the Three Months Ended March 31, 2000 and 1999................................F-17




                                           SB-2 Sequential Page Number 36 of 104

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Lexon, Inc.

We have audited the  accompanying  balance  sheet of Lexon,  Inc., a Development
Stage Company, as of December 31, 1999, and the related statements of operations, cash flows and stockholders' equity for the period from inception (December 16, 1997) to December 31, 1999, and for the years ended December 31, 1999 and 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Lexon, Inc. as of December 31, 1999, and the results of its operations and its cash flows for each of the two years in the period then ended, and the period from inception, December 16, 1997, to December 31, 1999, in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 12 to the financial statements, the Company is a development stage company with insufficient revenues to fund development and operating expenses. This condition raises substantial doubt about its ability to continue as a going concern. Management's plan concerning this matter is also described in Note 12. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Tullius Taylor Sartain & Sartain LLP
Tulsa, Oklahoma

February 21, 2000

                                           SB-2 Sequential Page Number 37 of 104

                                   Lexon, Inc.
                           (A Development Stage Company)

                                   Balance Sheet
                                 December 31, 1999




                             ASSETS
Current assets
Cash                                                           $10,041
Due from related parties                                         9,703
Prepaid consulting expenses                                      4,062
                                                     ------------------
   Total current assets                                         23,806
                                                     ------------------

Other assets
Licensed technology, net                                       146,794
Sponsored research, net                                         77,813
                                                     ------------------
      Total other assets                                       224,607
                                                     ------------------

TOTAL ASSETS                                                  $248,413
                                                     ------------------

              LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued liabilities                       $37,214
Interest payable                                                 4,900
Payable to North Shore University                               54,108
Related party payables                                         251,627
                                                     ------------------
   Total current liabilities                                   347,849
                                                     ------------------

Shareholders' deficiency
Preferred stock, $0.001 par value,
   5,000,000 shares authorized;  no shares
   issued and outstanding at December 31, 1999 and
   December 31, 1998, respectively                                  -
Common stock, $0.001 par value,
   45,000,000 shares authorized;
   6,809,513 shares and 6,279,313 shares
   issued and outstanding at December 31, 1999 and
   December 31, 1998, respectively                               6,810
Paid in capital                                              3,249,558
Deficit accumulated during the development stage            (3,355,804)
                                                     ------------------
                                                               (99,436)
                                                     ------------------

TOTAL LIABILITIES AND SHAREHOLDERS' DEFICIENCY                $248,413
                                                     ------------------


     The accompanying notes are an integral part of the financial statements

                                           SB-2 Sequential Page Number 38 of 104

                                   Lexon, Inc.
                          (A Development Stage Company)

                            Statements of Operations
        From Inception (December 16, 1997) through December 31, 1999 and
                 For the Years Ended December 31, 1999 and 1998


                                   From inception
                                    (December 16,
                                    1997) through     Year ended     Year ended
                                     December 31,   December 31,   December 31,
                                             1999           1999           1998
                                   --------------   ------------   ------------

Revenue                                       $ -            $ -            $ -

Expenses
Research and development                  807,655        626,122        181,533
General and administrative              2,166,747      1,768,198        396,830
                                   --------------   ------------   ------------
   Total operating expenses             2,974,402      2,394,320        578,363

Operating loss                         (2,974,402)    (2,394,320)      (578,363)

Interest expense                          381,402          8,318        373,084
                                   --------------   ------------   ------------
Net loss                             $ (3,355,804)  $ (2,402,638)    $ (951,447)

Weighted average shares outstanding     5,448,007      6,698,089      4,253,702
                                   --------------   ------------   ------------
Loss per share                            $ (0.62)       $ (0.36)       $ (0.22)
                                   --------------   ------------   ------------

     The accompanying notes are an integral part of the financial statements

                                           SB-2 Sequential Page Number 39 of 104


                                   Lexon, Inc.
                          (A Development Stage Company)

                            Statements of Cash Flows
        From Inception (December 16, 1997) through December 31, 1999 and
                 For the Years Ended December 31, 1999 and 1998



                                                                            From inception
                                                                             (December 16,
                                                                             1997) through       Year ended       Year ended
                                                                              December 31,     December 31,     December 31,
                                                                                      1999             1999             1998
                                                                            --------------     ------------     ------------
Operating activities
Net loss                                                                      $ (3,355,804)    $ (2,402,638)      $ (951,447)
Plus non-cash charges:
   Amortization of license and sponsored research agreements                       247,645          165,096           82,549
   Value of common stock options granted to non-employees for services           1,299,219        1,101,249          197,970
   Amortization of Stock Options Issued to Non-employee Lenders                    356,346                           356,346
   Value of services contributed by employees                                      501,479          280,000          220,000
   Value of stock issued for services                                              221,675          221,675                -
Change in working capital accounts:
   Increase in prepaid expenses                                                     (4,063)          (4,063)               -
   Increase in other receivables                                                    (9,703)          (9,703)               -
   Increase in accounts payable and accrued liabilities                             37,214           12,087           24,887
   Increase (decrease) in interest payable                                           4,900          (11,839)          16,739
   Future Obligation for research and consulting expenses                          186,108          186,108                -
                                                                            --------------      -----------      -----------
      Total operating activities                                                  (514,984)        (462,028)         (52,956)
                                                                            --------------      -----------      -----------
Financing activities
Loans from officer and shareholder                                                 349,627          119,627          230,000
Payment of loans from officer and shareholder                                     (230,000)        (230,000)               -
Sale of common stock for cash
   To founders                                                                       5,000                -            5,000
   To third-party investors                                                        926,208          557,550          368,658
   Less:  issue costs                                                             (140,498)         (92,210)         (48,288)
   To employees upon exercise of employee stock options                             85,938           85,938                -
                                                                            --------------      -----------      -----------
      Total financing activities                                                   996,275          440,905          555,370
                                                                            --------------      -----------      -----------
Investing activities
Purchase of exclusive licenses                                                    (160,000)               -         (160,000)
Payment of sponsored research contract                                            (311,250)               -         (311,250)
                                                                            --------------      -----------      -----------
      Total investing activities                                                  (471,250)               -         (471,250)
                                                                            --------------      -----------      -----------

Change in cash                                                                      10,041          (21,123)          31,164
Cash at beginning of period                                                              -           31,164                -
                                                                            --------------      -----------      -----------
Cash at end of period                                                             $ 10,041         $ 10,041         $ 31,164
                                                                            --------------      -----------      -----------
Supplemental disclosure of cash flow information:
   Cash paid for interest and taxes during the period                                    -                -                -
                                                                            --------------      -----------      -----------
Non-cash financing and investing activities:
   Common stock issued in Gentest Merger                                             1,000                -            1,000
                                                                            --------------      -----------      -----------


     The accompanying notes are an integral part of the financial statements

                                        SB-2 Sequential Page Number 40 of 104




                                   Lexon, Inc.
                          (A Development Stage Company)

                        Statements of Shareholders' Equity
        From Inception (December 16, 1997) through December 31, 1999 and
                 For the Years Ended December 31, 1999 and 1998



                                                       Shares of          Common        Paid In      Net Income
                                                           Stock           Stock        Capital           (Loss)          Total
                                                       ---------          ------      ---------      ----------       ---------
Balance at December 16, 1997 (Inception)                       -          $    -      $       -      $        -       $       -

Services contributed by officer                                                           1,479                           1,479
Net Loss through December 31, 1997                                                                       (1,719)         (1,719)
                                                       ---------          ------      ---------      ----------       ---------
Balance at December 31, 1997                                   -               -          1,479          (1,719)           (240)

Common stock issued for cash
To Founders                                            5,000,000           5,000              -               -           5,000
To Third-Party Investors                                 164,621             165        368,494               -         368,659
Issuance of additional shares to
Third party Investors                                     81,151              81            (81)              -               -
Less issue costs                                               -               -        (48,288)              -         (48,288)
Common stock issued for services                          33,541              33            (33)              -               -
Common stock issued in Gentest Merger                  1,000,000           1,000              -               -           1,000
Value of stock options to non-employees                        -               -      1,049,241               -       1,049,241
Services contributed by officer and employees                  -               -        220,000               -         220,000
Net Loss through December 31, 1998                     -               -               -               (951,447)       (951,447)
                                                       ---------          ------      ---------      ----------       ---------
Balance at December 31, 1998                           6,279,313           6,279      1,590,812        (953,166)        643,925

Common stock issued for cash:
    To third-party investors                             385,700             386        557,164       -                 557,550
     Less issue costs                                  -               -                (92,210)      -                 (92,210)
To employees upon exercise of stock options               55,000              55         85,883       -                  85,938
Common stock issued for services                          89,500              90        221,585       -                 221,675
Value of stock options granted to non-employees                -               -        606,324               -         606,324
Contribution of services by officer and employees      -               -                280,000       -                 280,000
Net Loss through December 31, 1999                     -               -               -             (2,402,638)     (2,402,638)
                                                       ---------          ------      ---------      ----------       ---------
Balance at December  31, 1999                          6,809,513          $6,810     $3,249,558     $(3,355,804)      $ (99,436)
                                                       ---------          ------      ---------      ----------       ---------



     The accompanying notes are an integral part of the financial statements

                                           SB-2 Sequential Page Number 41 of 104

                                   LEXON, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
        FROM INCEPTION (DECEMBER 16, 1997) THROUGH DECEMBER 31, 1999 AND
                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998


NOTE 1--         ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND NATURE OF OPERATIONS

Lexon, Inc. ("Lexon" or "the Company") is a development stage corporation that acquires, develops, and markets emerging medical technologies. Lexon owns the exclusive worldwide license to develop, manufacture, obtain FDA approval for, and market a cancer screening test kit for detecting the ebaf protein, which allows for early, non-invasive screening for colon cancer and certain types of ovarian and testicular cancers.

DEVELOPMENT STAGE OPERATIONS

The Company was incorporated on December 16, 1997 under the laws of the state of Oklahoma. Since inception, the Company's primary focus has been raising capital and developing the Ebaf blood screening process.

CASH AND CASH EQUIVALENTS

The Company considers highly liquid investments with maturities of three months or less to be cash equivalents.

INCOME TAXES

The Company uses the liability method of accounting for income taxes as set forth in Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". Under the liability method, deferred taxes are determined based on the differences between the financial statements and tax basis of assets and liabilities at enacted tax rates in effect in the years in which the differences are expected to reverse.

COMPENSATION OF OFFICERS AND EMPLOYEES

The Company's officers and other employees serve without pay or other non-equity compensation. The fair value of these services is estimated by management and is recognized as a capital contribution. For the years ended December 31, 1999 and 1998 and for the period from inception (December 16, 1997) to December 31, 1999 the Company recorded $280,000, 220,000, and $501,479, respectively, as a capital contribution by the officers and other employees.

FAIR MARKET VALUE OF STOCK OPTIONS AND STOCK ISSUED FOR SERVICES

The fair market value of stock options granted or stock issued as payment for services is equal to the closing price of the Company's common stock on the date options are granted or on the date agreements for services are signed. On November 4, 1998, the Company's common stock began trading on the OTC Bulletin Board under the symbol "LXXN". Prior to trading, the Board of Directors determined the fair market value of stock options granted, or stock issued as payment for services.

STOCK-BASED  COMPENSATION

The Company accounts for stock-based compensation arrangements in accordance with Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees", and complies with the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation". Under APB No. 25, compensation expense is based on the difference, if any, on the date of grant, between the fair value of the Company's stock and the exercise price. The Company accounts for stock issued to non-employees in accordance with the provisions of SFAS No. 123 and the Emerging Issues Task Force Consensus in Issue No. 96-18.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported revenues and expenses during the reporting period. Actual results could differ from those estimates.

                                           SB-2 Sequential Page Number 42 of 104

FISCAL YEAR END

The Company's fiscal year ends on December 31.

RESEARCH AND DEVELOPMENT ("R&D") COSTS

The Company is amortizing the $311,250 paid pursuant to the Sponsored Research Agreement over two years, which is the life of the service agreement. Any other costs related to developing the Ebaf Assay are expensed as incurred. Compensation cost associated with stock options granted to Dr. Tabibzadeh, the inventor of the Ebaf Assay, is recorded by the Company as R&D expense.

NEW ACCOUNTING STANDARDS

The Company adopted SFAS No. 130, "Reporting Comprehensive Income" and SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" during 1998. The Company has no comprehensive income items during 1999. Therefore, net loss equals comprehensive income. The Company operates in only one business segment. The Company will adopt SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" during 2001. Currently, the Company does not engage in hedging activities or transactions involving derivatives.

NOTE 2--  GENTEST MERGER

On May 11, 1998, the Company entered into an Agreement and Plan of Merger with Gentest, Inc., a Florida corporation, whereby the Company agreed to issue 1,000,000 shares of its common stock for all the issued and outstanding common stock of Gentest, Inc. Gentest was formed in March 1998 for the purpose of securing the License Agreement and Sponsored Research Agreement related to the Ebaf Assay. Under the terms of the Agreement and Plan of Merger, the Company issued to UTEK Corporation ("UTEK"), the sole shareholder of Gentest, 1,000,000 shares of common stock of Lexon. Gentest ceased to exist by reason of the merger, and the assets and liabilities of Gentest, including those rights and obligations associated with the exclusive License Agreement and the Sponsored Research Agreement, became assets and liabilities of Lexon. The obligations of Gentest were to pay $105,000 for the exclusive license, $311,250 to develop the test kit and $55,000 for services rendered in connection with securing the agreements. Lexon paid the obligations in full on July 8, 1998. The Gentest merger was accounted for as a purchase. The purchase price of $1,000 was based on the number of shares issued at par value of $0.001 per share.

Par value per share was used to value the purchase because all previous share issuances, consisting solely of issuances to founders, were based on par value, and there was no public market for the Company's stock. Gentest had only recently been formed for the purpose of entering into the License and Sponsored Research Agreements. The value assigned to the License and Sponsored Research Agreements and the related obligations, were therefore based on Gentest's cost. Since Gentest had no prior operations, no pro forma financial information is presented.

The Gentest assets acquired and liabilities assumed are summarized as follows:

                    License Agreements                              $161,000
                    Sponsored Research Agreement                     311,250

                                                                ----------------

                    Total Cost of Assets Acquired                   $472,250

                    Obligations Assumed                            $(471,250)

                                                                ----------------

                    Purchase Cost                                     $1,000

                                                                ================

                                           SB-2 Sequential Page Number 43 of 104

NOTE 3--  EXCLUSIVE LICENSE

On July 8, 1998, the Company paid $100,000 to the University of South Florida Research Foundation ("USFRF") and $5,000 to North Shore University Hospital
Research Foundation ("North Shore") for the exclusive worldwide license to develop and market the cancer screening test kits. In addition, the Company paid $55,000 to UTEK for services rendered in connection with securing the license agreements. The exclusive license is being amortized over 17 years using the straight-line method. At December 31, 1999, the amount of accumulated amortization related to the Exclusive License was $14,206.

NOTE 4--  SPONSORED RESEARCH CONTRACT

On July 8, 1998, the Company paid $311,250 to North Shore under the terms of a Sponsored Research Agreement to develop the cancer screening test kits. The contract specifies a 24-month development period with costs not to exceed $311,250. The Sponsored Research Agreement is amortized over 2 years using the straight-line method, with amortization costs recorded as R&D expenses. At
December 31, 1999, the amount of accumulated amortization related to the Sponsored Research Agreement was $233,438.

NOTE 5--  NOTES PAYABLE

On July 1, 1998, the Company borrowed $50,000 from an officer and $180,000 from a shareholder. The Company executed notes payable which were due December 31, 1998 at an interest rate of 12% per year, which increased to 14% per year after the due date. As of December 31, 1999, the notes payable and accrued interest were paid in full.

In connection with the loans, the Board granted 50,000 options to the officer and 180,000 options to the shareholder, each at an exercise price of $1.20 per share. Because no trading market for the common stock was yet established, the option exercise price of $1.20 per share was determined by the Board based on the most recent offering price of $2.00 per share less a 40% discount. The discount was determined to be appropriate as stock issued when these options are exercised may be restricted.

The Company recorded no compensation cost for the options granted to the officer. For the year ended December 31, 1998, the Company recorded $356,346 as interest expense for the options granted to the shareholder based on an estimated fair value of $1.98 per share. The fair value of $1.98 per share was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions: exercise price of $1.20 per share, stock price of $2.00 per share, risk-free interest rate of 6.0%, expected dividend yield of 0.0; expected life of ten years; and estimated volatility of 151%.

NOTE 6--  COMMITMENTS AND CONTINGENCIES

FUTURE ROYALTY OBLIGATIONS UNDER EXCLUSIVE LICENSE AGREEMENT

In connection with the exclusive license agreement, the Company agreed to pay to USFRF a royalty equal to the greater of (a) five percent (5%) of revenue from the sale of products based on the concept for the diagnosis of selected adenocarcinomas and any additions, extensions and improvements thereto or as a minimum (b) zero (0) dollars for the first twenty four (24) months; $75,000 at the end of year three (3); $100,000 at the end of year four (4); $125,000 at the end of year five (5); $150,000 at the end of year six (6) and for each successive year thereafter during the term of the exclusive license agreement. The royalty obligation will expire after the longer of twenty (20) years or the expiration of the last to expire patent that covers the licensed intellectual property. The Company also agreed to pay to North Shore a royalty equal to one-half percent (0.5%) of revenue from the sale of such products and ten percent (10%) of any consideration received by the Company from granting sublicenses. No minimum royalty payments are required under the License Agreement with North Shore.

FUTURE OBLIGATIONS TO NORTH SHORE UNIVERSITY

On March 8, 1999, the Company agreed to fund an additional $81,162 to North Shore in six equal installments of $13,257 each, payable on or before October 1, 1999, December 1, 1999, February 1, 2000, April 1, 2000, June 1, 2000 and August 1, 2000.

                                           SB-2 Sequential Page Number 44 of 104

STATUTORY RIGHTS OF THE NATIONAL INSTITUTES OF HEALTH ("NIH")

The Patent & Trademark Act (Public Law 96-517), also known as the Bayh-Dole Act created a uniform patent policy among Federal agencies that fund research. Bayh-Dole enables small businesses and non-profit organizations, including universities, to retain title to materials and products they invent with Federal funding. In return, the U.S. government retains a nonexclusive right to make or use the invention for government purposes. Dr. Tabibzadeh's research was funded in part with grants from the National Institutes of Health. If the U.S. government decided to make or use Dr. Tabibzadeh's invention for government purposes, then it would not be obligated to pay license fees or royalties. In addition, the U.S. government is protected from lawsuits and infringement claims.

FOREIGN PATENT PROTECTION

The U.S. patent covering the Ebaf Assay does not extend to foreign countries and the Company does not presently have any foreign patent protection for its product.

LEASES

The Company's executive office is leased from a third party under the terms of a lease agreement that expires March 31, 2002. The office is shared with other companies controlled by the officers and directors of the Company. During 1999 and 1998, the Company recorded $9,600 and $11,531, respectively, for rent expense. The minimum annual lease payments pursuant to the lease agreement and the Company's estimated share are scheduled as follows:

        For the Periods Ended     Minimum Annual Lease   Company's Estimated
                  December 31                 Payments                 Share

        ---------------------     --------------------   -------------------
                2000                          $44,594                $9,600
                2001                           45,587                 9,600
                2002                           11,462                 2,292


NOTE 7--  COMMON STOCK AND PAID IN CAPITAL

During the year ended December 31, 1998, the following common stock transactions occurred:

o Under the terms of an offering dated April 1, 1998, the Company sold 5,000,000 shares of its common stock to the founders at par value for $5,000 cash.

o On July 8, 1998, the Company issued 1,000,000 shares of its common stock in connection with the Gentest merger.

o On May 18, 1998, Lexon commenced its Rule 504 private offering at $2.00 per share. This price was determined by the Board of Directors. There were 125,205 shares of common stock sold to third-party investors for $250,410 in cash. The $2.00 offering was terminated on July 31, 1998, when Lexon's 15c211 application was filed with the NASD. The Company's common stock began trading on November 4, 1998 at $2.50 per share. On November 6, 1998, Lexon commenced a Rule 504 private offering at $3.00 per share, which price was greater than the closing price of the Company's common stock on November 6, 1998 (the date of the offering memorandum). There were 39,416 shares of common stock sold to third-party investors for $118,248 in cash. The Company incurred expenses of $48,287 in connection with the offerings. On January 18, 1999, the Company terminated the $3.00 offering and commenced an offering at $1.50 per share, which was equal to the closing price of the Company's common stock on January 19, 1999. Although there were no obligations to do so, the Board determined that the investors who paid cash in the $2.00 and $3.00 private offerings should be treated as if they had purchased their shares at $1.50 per share. Accordingly, the Company issued an additional 81,151 shares to those investors (41,735 shares to the $2.00 investors and 39,416 shares to the $3.00 investors). The issuance of the additional shares was treated as a capital transaction, with no effect on stockholders' equity.

                                           SB-2 Sequential Page Number 45 of 104

o During 1998, the Company issued 33,541 shares of its Common Stock at $2.00 per share for services rendered in connection with the Offering. The $2.00 per share value was determined by the Board of Directors based on the most recent offering price of $2.00 per share.

During the year ended December 31, 1999, the following common stock transactions occurred:

o The Company sold 385,700 shares of common stock to third party investors for $557,550 in cash.

o The Company issued a total of 89,500 shares of common stock for services rendered by outside consultants. The shares were valued based on the closing price of the Company's common stock on the date the services were rendered or agreements were signed. Of the shares issued, 80,000 were issued at $2.50 per share to a consultant to develop and market an Internet web site and to prepare and distribute via e-mail a detailed profile report on the Company. An additional 7,500 shares were issued at $2.34 per share to a public relations specialist in connection with the Company's colon cancer awareness activities. The remaining 2,000 shares were issued at $4.875 per share for legal services. The Company recorded $200,000, $17,550 and $4,125, respectively, as G&A expense.

o The Company issued 55,000 shares of common stock to an employee who exercised stock options at $1.5625 per share. The Company received $85,938 in cash. The exercise price was equal to the closing price of the Company's common stock on the date the options were granted.

Lexon is authorized to issue 45,000,000 Shares of Common Stock, par value $0.001 per share, of which 6,809,513 shares were outstanding as of December 31, 1999. Lexon is also authorized to issue 5,000,000 Shares of Preferred Stock, par value $0.001 per share, of which there are no shares presently outstanding. There is no present intent to issue any Preferred Stock.

VOTING RIGHTS

Holders of shares of Common Stock are entitled to one vote per share on all matters submitted to a vote of the shareholders. Shares of Common Stock do not have cumulative voting rights, which means that the holders of a majority of the shareholder votes eligible to vote and voting for the election of the Board of Directors can elect all members of the Board of Directors. Holders of a majority of the issued and outstanding shares of Common Stock may take action by written consent without a meeting.

DIVIDEND RIGHTS

Holders of record of shares of Common Stock are entitled to receive dividends when and if declared by the Board of Directors. To date, Lexon has not paid cash dividends on its Common Stock. Holders of Common Stock are entitled to receive such dividends as may be declared and paid from time to time by the Board of Directors out of funds legally available therefor. Lexon intends to retain any earnings for the operation and expansion of its business and does not anticipate paying cash dividends in the foreseeable future. Any future determination as to the payment of cash dividends will depend upon future earnings, results of operations, capital requirements, Lexon's financial condition and such other factors as the Board of Directors may consider.

LIQUIDATION RIGHTS

Upon any liquidation, dissolution or winding up of Lexon, holders of shares of Common Stock are entitled to receive pro rata all of the assets of Lexon available for distribution to shareholders after liabilities are paid and distributions are made to the holders of Lexon's Preferred Stock.

PREEMPTIVE RIGHTS

Holders of Common Stock do not have any preemptive rights to subscribe for or to purchase any stock, obligations or other securities of Lexon.

                                           SB-2 Sequential Page Number 46 of 104

NOTE 8--  STOCK OPTIONS

On August 15, 1998, the Board of Directors and shareholders approved the adoption of the Lexon Option Plan, pursuant to which 3,000,000 shares of Common Stock were reserved. Stock options granted under the Plan expire ten years from the date of grant.

On October 15, 1998, the Board granted 300,000 options to a consultant at an exercise price of $1.20 per share. In exchange for the options, the consultant will provide the Company financial and investment consulting services for a one-year period beginning October 29, 1998. Compensation cost was based on an estimated fair value of $1.98 per share, which was calculated using the Black-Scholes option pricing model with the following assumptions: exercise price of $1.20 per share; stock price of $2.00 per share; risk-free interest rate of 6.0%; expected dividend yield of 0.0; expected life of ten years; and estimated volatility of 151%. During 1998 the Company recorded $593,910 as a prepaid consulting expense and an increase to paid in capital. The Company is amortizing the prepaid expense over a 12-month period, which is the life of the agreement. Amortization expense included in general and administrative expense was $494,925 in 1999 and $98,985 in 1998.

During 1998, the Company entered into an agreement with an investor relations firm whereby the Board granted options to purchase up to 1,000,000 shares of common stock over a two-year period. Amounts and exercise prices are as follows:

                                                   Number of   Exercise Price
           Vesting Period                            Options        Per Share

  ---------------------------------           ---------------- ----------------
  January 1, 1999 to March 31, 1999                   45,000            $1.20
  April 1, 1999 to June 30, 1999                      70,000            $1.50
  July 1, 1999 to September 30, 1999                  95,000            $1.75
  October 1, 1999 to December 31, 1999               120,000            $2.00
  January 1, 2000 to March 31, 2000                  135,000            $2.25
  April 1, 2000 to June 30, 2000                     160,000            $2.50
  July 1, 2000 to September 30, 2000                 175,000            $2.75
  October 1, 2000 to December 31, 2000               200,000            $3.00
                                              ----------------
  Total                                            1,000,000

                                              ----------------

Options are eligible to vest on a quarterly basis, subject to the achievement of certain market conditions surrounding the Company's stock. If the vesting conditions are not met, the options eligible for vesting are forfeited. Compensation cost will be recorded for the options when and if they become vested. Only vested options are exercisable. All vested options are exercisable until October 27, 2008. During the year ended December 31, 1999, 260,000 options at exercise prices ranging from $1.20 to $2.00 per share were forfeited. On June 30, 1999, 70,000 options exercisable at $1.50 per share became vested. To determine compensation cost, the 70,000 vested options were valued at $3.26 per share based on the Black-Scholes option pricing model and the Company recorded $228,200 as G&A expense. The following assumptions for the Black-Scholes option pricing model were used: exercise price of $1.50 per share, market price on vesting date of $3.375, risk- free interest rate of 5.87%, expected dividend yield of 0.0; expected life of ten years; and estimated volatility of 117%.

On March 4, 1999, the Board granted 250,000 options to purchase common stock at an exercise price of $1.5625 per share to Dr. Tabibzadeh, inventor of the Ebaf Assay screening process. The exercise price was equal to the closing price of the common stock on the date of grant. The options were valued at $1.49 per share based on the Black-Scholes option-pricing model and the Company recorded $372,500 as R&D expense. The following assumptions for the Black-Scholes option pricing model were used: exercise price of $1.5625, market price of $1.5265, risk- free interest rate of 5.87%, expected dividend yield of 0.0; expected life of ten years; and estimated volatility of 117%.

                                           SB-2 Sequential Page Number 47 of 104

On March 4, 1999, the Board granted 1,692,500 options to purchase common stock at an exercise price of $1.5625 per share to certain officers, directors and employees of the Company. The exercise price was equal to the closing price of the Company's common stock on the date of grant. No compensation cost was recorded. SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123") provides an alternative method of determining compensation cost for employee stock options, which alternative method may be adopted at the option of the Company. Had compensation cost for the 1,692,500 options granted to employees on March 4, 1999 been determined consistent with SFAS 123, the Company's net loss and EPS would have been reduced to the following pro forma amounts:

         Net loss:

                  As reported              $(2,402,638)
                  Pro forma                 (3,966,169)

         Basic and diluted EPS:

                  As reported              $     (0.36)
                  Pro forma                      (0.59)

A summary of the status of the Company's stock options at December 31, 1999, and changes during the period then ended is presented below:

                                                      December 31, 1999

                                             -----------------------------------

                                                               Weighted Average
                                                Shares           Exercise Price
                                             -------------    ------------------

 EMPLOYEES

 Outstanding, beginning of period                 50,000               $1.20
 Granted                                       1,692,500             $1.5625
 Exercised                                       (55,000)            $1.5625
 Forfeited                                          ---                 ---
                                             -------------    ------------------

 Outstanding, December 31, 1999                1,687,500             $1.5518
                                             -------------    ------------------

 Exercisable, December 31, 1999                1,687,500             $1.5518
                                             -------------    ------------------


 Weighted average fair value
 of options granted                                $1.49
                                             -------------


                                                      December 31, 1999

                                             -----------------------------------

                                                Shares         Weighted Average
                                                                 Exercise Price
                                             -------------    ------------------

 NON-EMPLOYEES

 Outstanding, beginning of period              1,530,000                $1.95
 Granted or Vested                               250,000              $1.5625
 Exercised                                          ---                  ---
 Forfeited                                      (260,000)               $1.77
                                             -------------    ------------------

 Outstanding, December 31, 1999                1,520,000             $1.9152

 Exercisable, December 31, 1999                  850,000             $1.3313
                                             -------------    ------------------


 Weighted average fair value
 of options granted                                $1.49
                                             -------------

                                           SB-2 Sequential Page Number 48 of 104

The following table summarizes information about fixed stock options outstanding at December 31, 1999:





                                           Options Outstanding                  Options Exercisable

                                ------------------------------------------ ------------------------------
                                                    Weighted
                                                     Average     Weighted
                                       Number      Remaining      Average         Number         Weighted
         Range of exercise        Outstanding    Contractual     Exercise    Exercisable          Average
         prices                   at 12/31/99           Life        Price    at 12/31/99   Exercise Price

         ---------------------- -------------- -------------- ------------ -------------- ---------------

         EMPLOYEES

         $1.20-$1.5625             1,687,500      9.67 years     $1.5518      1,687,500         $1.5518

         NON-EMPLOYEES

         $1.20-$1.5625             1,520,000      9.37 years     $1.9152        850,000         $1.3313



NOTE 9--  INCOME TAXES

The components of deferred income tax are as follows:


                              Inception (December    Year ended      Year ended
                              16, 1997) to         December 31,    December 31,
                              December 31, 1999            1999            1998
                              -------------------  ------------    -------------
Net operating loss                    $ 332,209       $ 271,902        $ 60,225
Stock-based compensation                562,892         374,425         188,467
Valuation allowance                    (895,101)       (646,327)       (248,692)
                              -------------------  ------------    -------------
Net deferred tax asset                $       0       $       0        $      0


From inception to December 31, 1999 the Company had a net operating tax loss of approximately $3,355,841, which expires 2019 and 2020, and temporary differences related to stock-based compensation of $1,452,000. A valuation allowance fully offsets the benefit of the net operating loss, since the Company does not meet the "more probable than not" criteria of FASB 109.

NOTE 10-- EARNINGS PER SHARE

                                                  December 31,    December 31,
                                                         1999            1998
BASIC AND DILUTED EPS COMPUTATION:                ------------    ------------


Net loss applicable to common stockholders        $(2,402,638)     $ (951,447)
                                                  ------------    ------------
Weighted average shares outstanding                 6,698,089       4,253,702
                                                  ------------    ------------
Basic and Diluted EPS                             $     (0.36)     $    (0.22)
                                                  ------------    ------------

For the years ended December 31, 1999 and 1998, all options were excluded from the EPS calculation, as their effect was anti-dilutive.

NOTE 11-- SUBSEQUENT EVENTS

         On January 29, 2000, Lexon purchased 100% of the common stock of Cancer Diagnostic, Inc. ("CDI"), a Florida corporation, according to the terms of a Stock Purchase Agreement. CDI owns the exclusive worldwide license to the Telomerase Assay, a patent-pending blood test for lung cancer being developed at the University of Maryland, Baltimore ("UMB"). CDI is party to a two-year sponsored research agreement to fund the development and commercialization of the Telomerase Assay for the ELISA format at the University of Maryland, Baltimore.

                                           SB-2 Sequential Page Number 49 of 104

          Lexon purchased all of the outstanding common stock of CDI from CDI's sole shareholder UTEK Corporation ("UTEK") for a total of $200,000. Lexon paid $50,000 in cash and gave UTEK a secured promissory note for $150,000. The secured promissory note bears interest at 10% per year and is payable in three monthly installments of $50,000 each, due on April 30, May 31 and June 30, 2000. The interest rate will increase to 12% per year on any unpaid principal balance after June 30, 2000. To secure the promissory note, Lexon pledged all of the shares of common stock of CDI pursuant to a Pledge and Security Agreement. The shares were placed in escrow and will be released upon payment in full of Lexon's obligation to UTEK.

         UTEK, a Florida corporation, is a technology merchant that specializes in the transfer of technology from universities and government research facilities to the private sector. UTEK has relationships with major universities and government research facilities in the U.S. and in Europe. UTEK owns approximately 1,000,000 shares (or about 14.7% of the outstanding shares) of Lexon Common Stock.

         By reason of the stock purchase, CDI became a wholly-owned subsidiary of Lexon. CDI still owns the exclusive worldwide license to the Telomerase Assay. Under the terms of the sponsored research agreement, CDI must pay $124,537 to UMB on or before January 1, 2001. CDI is also obligated under the terms of the license agreement to pay a royalty of 4% of Net Sales of products sold by Lexon. The license agreement provides for minimum annual royalties for the life of the agreement, which coincides with the life of the last to expire patent covering the licensed technology. The minimum annual royalties range from $2,500 per year beginning in 2002 to a maximum of $4,000 per year beginning in 2006 and continuing each year thereafter for the life of the Agreement. In addition, the Agreement provides for royalties of 2% of Net Sales of products sold by sublicensees and 50% of all consideration received by CDI for up-front, milestone or other payments from sublicensees.

         The Agreement and Plan of Merger dated August 5, 1999 between Lexon and CDI was cancelled by agreement of the parties. The consulting agreement dated August 4, 1999 between Lexon and UTEK in which Lexon agreed to pay UTEK $132,000 was also cancelled by agreement of the parties.

NOTE 12-- UNCERTAINTIES

         The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company is in the early stages of development and has not established sources of revenues sufficient to fund the development of business and pay operating expenses, resulting in a net loss of $2,402,638 in 1999. Management intends to provide the necessary development and operating capital through sales of its common stock and increasing revenues by gaining FDA approval for the Ebaf Assay test kit and marketing the test kit to laboratories, research institutions, hospitals, clinics, doctors and other medical professionals throughout the world. The ability of the Company to continue as a going concern during the next year depends on the successful completion of the Company's efforts to raise capital and gain FDA approval. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 13-- RELATED PARTY TRANSACTIONS

         On August 4, 1999, the Company executed a consulting agreement with UTEK Corporation, a Florida corporation and the sole shareholder of CDI, which was purchased by Lexon subsequent to the year end (see Note 11). Lexon is required to pay UTEK $132,000, either in cash or in stock in consideration for technology merchant consulting services including identification, evaluation and recommendation of potential technology acquisitions that are synergistic with the Company's existing cancer diagnostic testing technologies. The first payment of $44,000 is due on or before April 1, 2000 with remaining payments of $44,000 each being due on or before September 1 and December 1, 2000. Subsequent to year end this agreement was canceled by mutual consent of the parties.

         On August 4, 1999, the Company borrowed $100,000 from a related party. The agreement requires that payment be received by December 31, 2000 and bears an interest rate of 10%. Subsequent to year end the note and all accrued interest related to it were paid in full.

                                           SB-2 Sequential Page Number 50 of 104



                                   LEXON, INC.

                          (A Development Stage Company)

                                  BALANCE SHEETS

                March 31, 2000 (Unaudited) and December 31, 1999


                                                        March 31, 2000    December 31, 1999

                             ASSETS                       (Unaudited)

                                                        --------------    -----------------
Current assets

Cash                                                           $89,656              $10,041
Due from related parties                                         8,464                9,703
Prepaid consulting expenses                                     17,031                4,062
                                                        --------------    -----------------
      Total current assets                                     115,151               23,806
                                                        --------------    -----------------
Other assets

Licensed technology, net                                       218,254              146,794
Sponsored research, net                                        257,182               77,813
                                                        --------------    -----------------
      Total other assets                                       475,436              224,607
                                                        --------------    -----------------
TOTAL ASSETS                                                  $590,587             $248,413
                                                        ==============    =================
              LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities

Accounts payable and accrued liabilities                       $49,783              $37,214
Interest payable                                                 1,310                4,900
Payable to North Shore University                               27,054               54,108
Payable to University of Maryland                              124,537                    -
Related party payables                                         218,250              251,627
                                                        --------------    -----------------
   Total current liabilities                                   420,934              347,849
                                                        --------------    -----------------
Shareholders' equity
Preferred stock, $0.001 par value,

   5,000,000 shares authorized;  no shares
   issued and outstanding at March 31, 2000 and

   December 31, 1999, respectively                                   -                    -
Common stock, $0.001 par value,
   45,000,000  shares  authorized;  7,252,735 shares and 6,809,513 shares issued and outstanding at March 31, 2000 and

   December 31, 1999, respectively                               7,253                6,810
Paid in capital                                              3,827,428            3,249,558
Deficit accumulated during the development stage            (3,665,028)          (3,355,804)
                                                        --------------    -----------------
                                                               169,653              (99,436)
                                                        --------------    -----------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                    $590,587             $248,413
                                                        ==============    =================


THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS

                                           SB-2 Sequential Page Number 51 of 104



                                   LEXON, INC.

                          (A Development Stage Company)

                             STATEMENT OF OPERATIONS

                   For the period from inception (December 16,
                    1997) to March 31, 2000 and for the three

                      months ended March 31, 2000 and 1999

                                  (Unaudited)


                                               From inception

                                                (December 16,      Three Months      Three Months
                                                 1997)through             Ended             Ended

                                               March 31, 2000    March 31, 2000    March 31, 1999
                                               --------------    --------------    --------------
Revenue                                                   $ -               $ -               $ -

Expenses

Research and development                              884,159            76,504           413,774
General and administrative                          2,528,613           361,866           432,080
                                               --------------    --------------    --------------
   Total operating expenses                         3,412,772           438,370           845,854
                                               --------------    --------------    --------------

Operating loss                                     (3,412,772)         (438,370)         (845,854)

Interest expense                                      384,256             2,854             3,418
                                               --------------    --------------    --------------
Net loss                                         $ (3,797,028)       $ (441,224)       $ (849,272)

Weighted average shares outstanding                 5,627,400         6,853,098         6,366,974
                                               --------------    --------------    --------------
Loss per share                                        $ (0.67)          $ (0.06)          $ (0.13)
                                               --------------    --------------    --------------


THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS

                                           SB-2 Sequential Page Number 52 of 104



                                   LEXON, INC.

                          (A Development Stage Company)

                             STATEMENT OF CASH FLOWS

                   For the period from inception (December 16,
                    1997) to March 31, 2000 and for the three

                      months ended March 31, 2000 and 1999

                                   (Unaudited)


                                                                        From inception

                                                                         (December 16,     Three Months    Three Months
                                                                         1997) through            Ended           Ended

                                                                        March 31, 2000   March 31, 2000  March 31, 1999
                                                                        --------------   --------------  --------------
Operating activities

Net loss                                                                  $ (3,797,028)      $ (441,224)     $ (849,272)
Plus non-cash charges to earnings:
   Amortization of license and sponsored research agreements                   321,353           73,708          41,274
   Value of common stock options granted to non-employees for services       1,299,219                -         372,500
   Amortization of Stock Options Issued to Non-employee Lenders                356,346                -               -
   Value of services contributed by employees                                  566,479           65,000          70,000
   Value of stock issued for services                                          500,738          279,063         284,000
   Future Obligation for research and consulting expenses                      213,162                -               -
Change in working capital accounts:

   Increase in prepaid expenses                                                (17,031)         (12,968)              -
   Increase in other receivables                                                (8,464)           1,239         (16,240)
   Increase in accounts payable and accrued liabilities                         49,782           12,568          (5,251)
   Increase (decrease) in interest payable                                         (67)          (4,967)        (16,739)
Decrease in obligation to North Shore                                          (54,108)         (27,054)
                                                                        --------------   --------------  --------------
      Total operating activities                                              (569,619)         (54,635)       (119,728)
                                                                        --------------   --------------  --------------
Financing activities

Loans from related parties                                                     399,627           50,000               -
Repayment of loans from related parties                                       (330,000)        (100,000)       (230,000)
Sale of common stock for cash:

   To founders                                                                   5,000                -
   To third-party investors                                                    926,208                -         473,550
   Less:  issue costs                                                         (140,498)               -         (72,211)
   To employees upon exercise of employee stock options                        320,188          234,250               -
                                                                        --------------   --------------  --------------
      Total financing activities                                             1,180,525          184,250         171,339
                                                                        --------------   --------------  --------------
Investing activities

Purchase of property and equipment                                                   -                -          (9,014)
Purchase of Cancer Diagnostics Inc.                                            (50,000)         (50,000)
Purchase of exclusive licenses                                                (160,000)               -               -
Payment of sponsored research contract                                        (311,250)               -               -
                                                                        --------------   --------------  --------------
      Total investing activities                                              (521,250)         (50,000)         (9,014)
                                                                        --------------   --------------  --------------
Change in cash                                                                  89,656           79,615          42,597
Cash at beginning of period                                                          -           10,041          31,164
                                                                        --------------   --------------  --------------
Cash at end of period                                                         $ 89,656         $ 89,656        $ 73,761
                                                                        ==============   ==============  ==============
Supplemental disclosure of cash flow information:

   Cash paid for interest and taxes during the period                                -            1,544           3,418
                                                                        --------------   --------------  --------------
Non-cash financing and investing activities:

   Common stock issued in Gentest Merger                                         1,000                -               -
                                                                        --------------   --------------  --------------


THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS

                                           SB-2 Sequential Page Number 53 of 104

                                   LEXON, INC.

                          (A Development Stage Company)

                               NOTES TO FINANCIAL
                    STATEMENTS For the period from inception

                  (December 16, 1997) to March 31, 2000 and for the three months ended March 31, 2000 and 1999

                                   (Unaudited)

NOTE 1--ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial statements and do not include all information and footnotes required by generally accepted accounting principles for complete financial statements. However, the information furnished reflects all adjustments, consisting only of normal recurring adjustments which are, in the opinion of management, necessary in order to make the financial statements not misleading.

ORGANIZATION AND NATURE OF OPERATIONS

Lexon, Inc. ("Lexon" or "the Company") is a development stage corporation that acquires, develops, and markets emerging medical technologies. Lexon owns the exclusive worldwide license to develop, manufacture, obtain FDA approval for, and market a cancer screening test kit for detecting the ebaf protein, which allows for early, non-invasive screening for colon cancer and certain types of ovarian and testicular cancers. The Company also owns, through CDI, the exclusive worldwide license to the Telomerase Assay, a blood screening test for lung cancer.

DEVELOPMENT STAGE OPERATIONS

The Company was incorporated on December 16, 1997 under the laws of the state of Oklahoma. Since inception, the Company's primary focus has been raising capital and developing the Ebaf blood screening process.

CASH AND CASH EQUIVALENTS

The Company considers highly liquid investments with maturities of three months or less to be cash equivalents.

INCOME TAXES

The Company uses the liability method of accounting for income taxes as set forth in Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". Under the liability method, deferred taxes are determined based on the differences between the financial statements and tax basis of assets and liabilities at enacted tax rates in effect in the years in which the differences are expected to reverse.

COMPENSATION OF OFFICERS AND EMPLOYEES

The Company's sole officer and director and its other employees serve without pay or other non-equity compensation. The fair value of these services is estimated by management and is recognized as a capital contribution. For the three months ended March 31, 2000 and 1999 and for the period from inception (December 16, 1997) to March 31, 2000 the Company recorded $65,000, $70,000, and $556,479, respectively, as a capital contribution by its sole officer and director and its other employees.

FAIR MARKET VALUE OF STOCK OPTIONS AND STOCK ISSUED FOR SERVICES

The fair market value of stock options granted or stock issued as payment for services is equal to the closing price of the Company's common stock on the date options are granted or on the date agreements for services are signed. On November 4, 1998, the Company's common stock began trading on the OTC Bulletin Board under the symbol "LXXN". Prior to trading, the Board of Directors determined the fair market value of stock options granted or stock issued as payment for services.

                                           SB-2 Sequential Page Number 54 of 104

STOCK-BASED COMPENSATION

The Company accounts for stock-based compensation arrangements in accordance with Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees", and complies with the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation". Under APB No. 25, compensation expense is based on the difference, if any, on the date of grant, between the fair value of the Company's stock and the exercise price. The Company accounts for stock issued to non-employees in accordance with the provisions of SFAS No. 123 and the Emerging Issues Task Force Consensus in Issue No. 96-18.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported revenues and expenses during the reporting period.

Actual results could differ from those estimates.

FISCAL YEAR END

The Company's fiscal year ends on December 31.

RESEARCH AND DEVELOPMENT ("R&D") COSTS

The Company is amortizing the $311,250 paid pursuant to the Sponsored Research Agreement for the Ebaf assay over two years, which is the life of the service agreement. The $249,458 to be paid pursuant to the Sponsored Research Agreement for the Telomerase assay acquired through the purchase of Cancer Diagnostics, Inc. is being amortized over two years, which is the life of the service agreement (See Note 5). Any other costs relating to the development of the Ebaf and Telomerase Assays are expensed as incurred. Compensation cost associated with stock options granted to Dr. Tabibzadeh, the inventor of the Ebaf Assay, is recorded by the Company as R&D expense.

NEW ACCOUNTING STANDARDS

The Company adopted SFAS No. 130, "Reporting Comprehensive Income" and SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" during 1998. The Company has no comprehensive income items during 2000 or 1999. Therefore, net loss equals comprehensive income. The Company operates in only one business segment. The Company will adopt SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" during 2001. Currently, the Company does not engage in hedging activities or transactions involving derivatives.

NOTE 2--GENTEST MERGER

On May 11, 1998, the Company entered into an Agreement and Plan of Merger with Gentest, Inc., a Florida corporation, whereby the Company agreed to issue 1,000,000 shares of its common stock for all the issued and outstanding common stock of Gentest, Inc. Gentest was formed in March 1998 for the purpose of securing the License Agreement and Sponsored Research Agreement related to the Ebaf Assay. Under the terms of the Agreement and Plan of Merger, the Company issued to UTEK Corporation ("UTEK"), the sole shareholder of Gentest, 1,000,000 shares of common stock of Lexon. Gentest ceased to exist by reason of the merger, and the assets and liabilities of Gentest, including those rights and obligations associated with the exclusive License Agreement and the Sponsored Research Agreement, became assets and liabilities of Lexon. The obligations of Gentest were to pay $105,000 for the exclusive license, $311,250 to develop the test kit and $55,000 for services rendered in connection with securing the agreements. Lexon paid the obligations in full on July 8, 1998. The Gentest merger was accounted for as a purchase. The purchase price of $1,000 was based on the number of shares issued at par value of $0.001 per share.

Par value per share was used to value the purchase because all previous share issuances, consisting solely of issuances to founders, were based on par value, and there was no public market for the Company's stock. Gentest had only recently been formed for the purpose of entering into the License and Sponsored Research Agreements. The value assigned to the License and Sponsored Research Agreements and the related obligations, were therefore based on Gentest's cost. Since Gentest had no prior operations, no pro forma financial information is presented.

                                           SB-2 Sequential Page Number 55 of 104

The Gentest assets acquired and liabilities assumed are summarized as follows:

                License Agreements                              $161,000
                Sponsored Research Agreement                     311,250

                                                             -----------

                Total Cost of Assets Acquired                   $472,250
                Obligations Assumed                            $(471,250)

                                                             -----------
                Purchase Cost                                     $1,000

                                                             ===========

NOTE 3--EXCLUSIVE LICENSE--EBAF ASSAY

On July 8, 1998, the Company paid $100,000 to the University of South Florida Research Foundation ("USFRF") and $5,000 to North Shore University Hospital
Research Foundation ("North Shore") for the exclusive worldwide license to develop and market the cancer screening test kits. In addition, the Company paid $55,000 to UTEK for services rendered in connection with securing the license agreements. The exclusive license is being amortized over 17 years using the straight-line method. At March 31, 2000, the amount of accumulated amortization related to the Exclusive License was $16,574.

NOTE 4--SPONSORED RESEARCH CONTRACT--EBAF ASSAY

On July 8, 1998, the Company paid $311,250 to North Shore under the terms of a Sponsored Research Agreement to develop the cancer screening test kits. The contract specifies a 24-month development period with costs not to exceed $311,250. The Sponsored Research Agreement is amortized over 2 years using the straight-line method, with amortization costs recorded as R&D expenses. At March 31, 2000, the amount of accumulated amortization related to the Sponsored Research Agreement was $272,344.

NOTE 5--PURCHASE OF CANCER DIAGNOSTICS, INC.

     On January 29, 2000, Lexon purchased 100% of the common stock of Cancer Diagnostic, Inc. ("CDI"), a Florida corporation, according to the terms of a Stock Purchase Agreement. By reason of the stock purchase, CDI became a wholly-owned subsidiary of Lexon. CDI owns the exclusive worldwide license to the Telomerase Assay, a patent-pending blood test for lung cancer being developed at the University of Maryland, Baltimore ("UMB"). CDI is party to a two-year sponsored research agreement to fund the development and commercialization of the Telomerase Assay for the ELISA format at the University of Maryland, Baltimore.

         Lexon purchased all of the outstanding common stock of CDI from CDI's sole shareholder UTEK Corporation ("UTEK") for a total of $200,000. Lexon paid $50,000 in cash and gave UTEK a secured promissory note for $150,000. The secured promissory note bears interest at 10% per year and is payable in three monthly installments of $50,000 each, due on April 30, May 31 and June 30, 2000. As of May 15, 2000, the Company was current in its obligation to UTEK. The interest rate will increase to 12% per year on any unpaid principal balance after June 30, 2000. To secure the promissory note, Lexon pledged all of the shares of common stock of CDI pursuant to a Pledge and Security Agreement. The shares were placed in escrow and will be released upon payment in full of Lexon's obligation to UTEK.

         UTEK, a Florida corporation, is a technology merchant that specializes in the transfer of technology from universities and government research facilities to the private sector. UTEK has relationships with major universities and government research facilities in the U.S. and in Europe. UTEK owns approximately 1,000,000 shares (or about 14.7% of the outstanding shares) of Lexon Common Stock.

                                           SB-2 Sequential Page Number 56 of 104

NOTE 6--EXCLUSIVE LICENSE--TELOMERASE ASSAY

Lexon owns the exclusive worldwide license to the Telomerase Assay through its wholly-owned subsidiary CDI. In exchange for the license, CDI agreed to pay UMB a royalty of 4% of Net Sales of products sold using the Telomerase Assay technology. The exclusive license is being amortized over 15 years using the straigh-line method. At March 31, 2000, the amount of accumulated amortization related to the exclusive license was $1,251.

NOTE 7--SPONSORED RESEARCH CONTRACT--TELOMERASE ASSAY

On August 27, 1999, CDI agreed to pay University of Maryland, Baltimore $249,458 to fund the development of the Telomerase Assay for the ELISA format over a two year period beginning January 4, 2000 and ending January 3, 2002. CDI paid $124,921 upon signing the sponsored research agreement. The balance of $124,537 is due on or before January 1, 2001. The Sponsored Research Agreement is being amortized over 2 years using the straight-line method, with amortization costs recorded as R&D expenses. At March 31, 2000, of accumulated amortization related to the Sponsored Research Agreement was $31,182.

NOTE 8--NOTES PAYABLE

During 1998, the Company borrowed $50,000 from an officer and $180,000 from a shareholder. The Company executed notes payable which were due December 31, 1998 at an interest rate of 12% per year, which increased to 14% per year after the due date. The notes payable and accrued interest were paid in full during 1999. On October 15, 1998, in connection with these notes, the Board granted 50,000 options to the officer and 180,000 options to the shareholder, each at an exercise price of $1.20 per share. Details about compensation cost related to the granting of the options can be found in Note 11 to these financial statements.

During 1999, the Company borrowed $100,000 and $18,250 from shareholders. The Company executed notes payable, which are due December 31, 2000 at an interest rate of 10% per year. As of March 31, 2000, the $100,000 note and accrued interest was paid in full.

During the first quarter of 2000, the Company borrowed $50,000 from a shareholder. The Company executed a note payable, which is due December 31, 2000 at an interest rate of 10% per year. As of March 31, 2000, the balance of the note was $50,000.

NOTE 9--COMMITMENTS AND CONTINGENCIES

FUTURE ROYALTY OBLIGATIONS UNDER EXCLUSIVE LICENSE AGREEMENT--EBAF ASSAY

In connection with the exclusive license agreement, the Company agreed to pay to USFRF a royalty equal to the greater of (a) five percent (5%) of revenue from the sale of products based on the concept for the diagnosis of selected adenocarcinomas and any additions, extensions and improvements thereto or as a minimum (b) zero (0) dollars for the first twenty four (24) months; $75,000 at the end of year three (3); $100,000 at the end of year four (4); $125,000 at the end of year five (5); $150,000 at the end of year six (6) and for each successive year thereafter during the term of the exclusive license agreement. The royalty obligation will expire after the longer of twenty (20) years or the expiration of the last to expire patent that covers the licensed intellectual property. The Company also agreed to pay to North Shore a royalty equal to one-half percent (0.5%) of revenue from the sale of such products and ten percent (10%) of any consideration received by the Company from granting sublicenses. No minimum royalty payments are required under the License Agreement with North Shore.

FUTURE ROYALTY OBLIGATIONS UNDER EXCLUSIVE LICENSE AGREEMENT--TELOMERASE ASSAY

In exchange for the exclusive license agreement, CDI agreed to pay UMB a royalty of 4% of Net Sales of products sold using the Telomerase Assay technology. The license agreement provides for minimum annual royalties for the life of the license agreement, which coincides with the life of the last to expire patent covering the licensed technology. The minimum annual royalties range from $2,500 per year beginning in 2002 to a maximum of $4,000 per year beginning in 2006 and continuing each year thereafter for the life of the license agreement. In addition, the license agreement provides for royalties of 2% of Net Sales of products sold by sublicensees of CDI and 50% of all consideration received by CDI for up-front, milestone or other payments from sublicensees.

                                           SB-2 Sequential Page Number 57 of 104

FUTURE OBLIGATIONS TO NORTH SHORE UNIVERSITY

On March 8, 1999, the Company agreed to fund an additional $81,162 to North Shore in six equal installments of $13,257 each, payable on or before October 1, 1999, December 1, 1999, February 1, 2000, April 1, 2000, June 1, 2000 and August 1, 2000. As of May 15, 2000, the Company is current in its obligation for additional funding to North Shore.

STATUTORY RIGHTS OF THE NATIONAL INSTITUTES OF HEALTH ("NIH")

The Patent & Trademark Act (Public Law 96-517), also known as the Bayh-Dole Act created a uniform patent policy among Federal agencies that fund research. Bayh-Dole enables small businesses and non-profit organizations, including universities, to retain title to materials and products they invent with Federal funding. In return, the U.S. government retains a nonexclusive right to make or use the invention for government purposes. Dr. Tabibzadeh's research was funded in part with grants from the National Institutes of Health. If the U.S. government decided to make or use Dr. Tabibzadeh's invention for government purposes, then it would not be obligated to pay license fees or royalties. In addition, the U.S. government is protected from lawsuits and infringement claims.

FOREIGN PATENT PROTECTION

The U.S. patent covering the Ebaf Assay does not extend to foreign countries and the Company does not presently have any foreign patent protection for its product.

LEASES

The Company's executive office is leased from a third party under the terms of a lease agreement that expires March 31, 2002. The office is shared with other companies controlled by the officers and directors of the Company. During 1999 and 1998, the Company recorded $9,600 and $11,531, respectively, for rent expense. The minimum annual lease payments pursuant to the lease agreement and the Company's estimated share are scheduled as follows:

         For the Periods Ended   Minimum Annual Lease   Company's Estimated
                   December 31               Payments                 Share

         ---------------------   --------------------   -------------------
                 2000                         $44,594                $9,600
                 2001                          45,587                 9,600
                 2002                          11,462                 2,292

NOTE 10--COMMON STOCK AND PAID IN CAPITAL

During the year ended December 31, 1998, the following common stock transactions occurred:

o Under the terms of an offering dated April 1, 1998, the Company sold 5,000,000 shares of its common stock to the founders at par value for $5,000 cash.

o On July 8, 1998, the Company issued 1,000,000 shares of its common stock in connection with the Gentest merger.

o On May 18, 1998, Lexon commenced its Rule 504 private offering at $2.00 per share. This price was determined by the Board of Directors. There were 125,205 shares of common stock sold to third-party investors for $250,410 in cash. The $2.00 offering was terminated on July 31, 1998, when Lexon's 15c211 application was filed with the NASD. The Company's common stock began trading on November 4, 1998 at $2.50 per share. On November 6, 1998, Lexon commenced a Rule 504 private offering at $3.00 per share, which price was greater than the closing price of the Company's common stock on November 6, 1998 (the date of the offering memorandum). There were 39,416 shares of common stock sold to third-party investors for $118,248 in cash. The Company incurred expenses of $48,287 in connection with the offerings. On January 18, 1999, the Company terminated the $3.00 offering and commenced an offering at $1.50 per share, which was equal to the closing price of the Company's common stock on January 19, 1999. Although there were no obligations to do so, the Board determined that the investors who paid cash in the $2.00 and $3.00 private offerings should be treated as if they had purchased their shares at $1.50 per share. Accordingly, the Company issued an additional 81,151 shares to those investors (41,735 shares to the $2.00 investors and 39,416 shares to the $3.00 investors). The issuance of the additional shares was treated as a capital transaction, with no effect on stockholders' equity.

                                           SB-2 Sequential Page Number 58 of 104

o During 1998, the Company issued 33,541 shares of its Common Stock at $2.00 per share for services rendered in connection with the Offering. The $2.00 per share value was determined by the Board of Directors based on the most recent offering price of $2.00 per share.

During the year ended December 31, 1999, the following common stock transactions occurred:

o The Company sold 385,700 shares of common stock to third party investors for $557,550 in cash.

o The Company issued a total of 89,500 shares of common stock for services rendered by outside consultants. The shares were valued based on the closing price of the Company's common stock on the date the services were rendered or agreements were signed. Of the shares issued, 80,000 were issued at $2.50 per share to a consultant to develop and market an Internet web site and to prepare and distribute via e-mail a detailed profile report on the Company. An additional 7,500 shares were issued at $2.34 per share to a public relations specialist in connection with the Company's colon cancer awareness activities. The remaining 2,000 shares were issued at $4.875 per share for legal services.

o The Company issued 55,000 shares of common stock to an employee who exercised stock options at $1.5625 per share. The Company received $85,938 in cash. The exercise price was equal to the closing price of the Company's common stock on the date the options were granted.

During the three months ended March 31, 2000, the following common stock transactions occurred:

o The Company issued 150,000 shares of common stock pursuant to the exercise of employee stock options, for which the Company received $234,250 in cash. The employees exercised their options at $1.5625 per share. The exercise price was equal to the closing price of the Company's common stock on the date the options were granted.

o The Company issued a total of 293,222 shares of common stock for services rendered by outside consultants. The shares were valued based on the closing price of the Company's common stock on the date the services were rendered or agreements were signed. Of the shares issued, 190,000 were issued at $.9375 per share to consultants for services rendered in connection with accounting and legal services; 65,000 shares were issued at $.9375 per share for general business consulting services; and 22,222 shares were issued at $1.125 per share to a consultant to develop and maintain an Internet web site for the Company. In connection with the issuance of stock for services, the Company recorded $481,157, $281,157 and $12,000, respectively, as G&A expense for the period from inception (December 16, 1997) through March 31, 2000, and for the three months ended March 31, 2000 and 1999.

Lexon is authorized to issue 45,000,000 Shares of Common Stock, par value $0.001 per share, of which 7,252,735 shares were outstanding as of March 31, 2000. Lexon is also authorized to issue 5,000,000 Shares of Preferred Stock, par value $0.001 per share, of which there are no shares presently outstanding. There is no present intent to issue any Preferred Stock.

VOTING RIGHTS

Holders of shares of Common Stock are entitled to one vote per share on all matters submitted to a vote of the shareholders. Shares of Common Stock do not have cumulative voting rights, which means that the holders of a majority of the shareholder votes eligible to vote and voting for the election of the Board of Directors can elect all members of the Board of Directors. Holders of a majority of the issued and outstanding shares of Common Stock may take action by written consent without a meeting.

                                           SB-2 Sequential Page Number 59 of 104

DIVIDEND RIGHTS

Holders of record of shares of Common Stock are entitled to receive dividends when and if declared by the Board of Directors. To date, Lexon has not paid cash dividends on its Common Stock. Holders of Common Stock are entitled to receive such dividends as may be declared and paid from time to time by the Board of Directors out of funds legally available therefor. Lexon intends to retain any earnings for the operation and expansion of its business and does not anticipate paying cash dividends in the foreseeable future. Any future determination as to the payment of cash dividends will depend upon future earnings, results of operations, capital requirements, Lexon's financial condition and such other factors as the Board of Directors may consider.

LIQUIDATION RIGHTS

Upon any liquidation, dissolution or winding up of Lexon, holders of shares of Common Stock are entitled to receive pro rata all of the assets of Lexon available for distribution to shareholders after liabilities are paid and distributions are made to the holders of Lexon's Preferred Stock.

PREEMPTIVE RIGHTS

Holders of Common Stock do not have any preemptive rights to subscribe for or to purchase any stock, obligations or other securities of Lexon.

NOTE 11--STOCK OPTIONS

EMPLOYEE STOCK OPTIONS

On August 15, 1998, the Board of Directors and shareholders approved the adoption of the Lexon Option Plan, pursuant to which 3,000,000 shares of Common Stock were reserved. Stock options granted under the Plan expire ten years from the date of grant.

On October 15, 1998, the Board granted 50,000 options to an officer at an exercise price of $1.20 per share in connection with a loan made by the officer to the Company. The Company recorded no compensation cost for the options granted to the officer.

On March 4, 1999, the Board granted 1,692,500 options to purchase common stock at an exercise price of $1.5625 per share to employees of the Company. The exercise price was equal to the closing price of the Company's common stock on the date of grant. No compensation cost was recorded.

SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123") provides an alternative method of determining compensation cost for employee stock options, which alternative method may be adopted at the option of the Company. Had compensation cost for the 1,692,500 options granted to employees on March 4, 1999 been determined consistent with SFAS 123, the Company's net loss for the quarter ended March 31, 2000 would have been increased and EPS would have been reduced to the following pro forma amounts:




                                            From Inception     March 31, 2000     March 31, 1999
                                            --------------     --------------     --------------
        Net loss:

                 As reported                 $ (3,797,028)      $ (   441,244)    $ (   849,272)
                 Pro forma                     (5,360,560)         (2,004,756)      ( 2,412,804)

        Basic and diluted EPS:

                 As reported                 $      (0.67)      $       (0.06)    $       (0.13)
                 Pro forma                          (0.95)              (0.29)            (0.38)


NON-EMPLOYEE OPTIONS

On October 15, 1998, the Board granted 300,000 options to a consultant at an exercise price of $1.20 per share. In exchange for the options, the consultant provided financial and investment consulting services for a one-year period. Compensation cost was based on an estimated fair value of $1.98 per share, which was calculated using the Black-Scholes option pricing model with the following assumptions: exercise price of $1.20 per share; stock price of $2.00 per share; risk-free interest rate of 6.0%; expected dividend yield of 0.0; expected life of ten years; and estimated volatility of 151%. During 1998 the Company recorded $593,910 as a prepaid consulting expense and an increase to paid in capital. The Company amortized the prepaid expense over a 12-month period, which was the life of the agreement. Amortization expense included in general and administrative expense was $494,925 in 1999 and $98,985 in 1998.

                                           SB-2 Sequential Page Number 60 of 104

On October 15, 1998, the Board granted 50,000 options at an exercise price of $1.20 per share to the inventor of the ebaf screening process. Compensation cost was based on an estimated fair value of $1.98 per share, which was calculated using the Black-Scholes option pricing model with the following assumptions: exercise price of $1.20 per share; stock price of $2.00 per share; risk-free interest rate of 6.0%; expected dividend yield of 0.0; expected life of ten years; and estimated volatility of 151%. The Company recorded the compensation cost of $98,985 as R&D expense on the date the options were granted.

On October 15, 1998, the Board granted 180,000 options to a shareholder at an exercise price of $1.20 per share in connection with a loan made by the shareholder to the Company. Compensation cost was based on an estimated fair value of $1.98 per share, which was calculated using the Black-Scholes option pricing model with the following assumptions: exercise price of $1.20 per share, stock price of $2.00 per share, risk-free interest rate of 6.0%, expected dividend yield of 0.0; expected life of ten years; and estimated volatility of 151%. The Company recorded compensation cost of $356,346 as interest expense on the date the options were granted.

On November 1, 1998, the Company entered into an agreement with an investor relations firm whereby the Board granted the firm options to purchase up to 1,000,000 shares of common stock over a two-year period. Amounts and exercise prices are as follows:

                                                    Number of   Exercise Price

                Vesting Period                        Options        Per Share

   ------------------------------------------ ---------------- ----------------
   January 1, 1999 to March 31, 1999                   45,000            $1.20
   April 1, 1999 to June 30, 1999                      70,000            $1.50
   July 1, 1999 to September 30, 1999                  95,000            $1.75
   October 1, 1999 to December 31, 1999               120,000            $2.00
   January 1, 2000 to March 31, 2000                  135,000            $2.25
   April 1, 2000 to June 30, 2000                     160,000            $2.50
   July 1, 2000 to September 30, 2000                 175,000            $2.75
   October 1, 2000 to December 31, 2000               200,000            $3.00
                                              ----------------
   Total                                            1,000,000

                                              ----------------

The options are eligible to vest on a quarterly basis, subject to the achievement of certain market conditions surrounding the Company's stock. If the vesting conditions are not met, the options eligible for vesting are forfeited. Compensation cost will be recorded for the options when and if they become vested. Only vested options are exercisable. All vested options are exercisable until October 27, 2008. On June 30, 1999, 70,000 options exercisable at $1.50 per share became vested. To determine compensation cost, the 70,000 vested options were valued at $3.26 per share based on the Black-Scholes option pricing model and the Company recorded $228,200 as G&A expense. The following assumptions for the Black-Scholes option pricing model were used: exercise price of $1.50 per share, market price on vesting date of $3.375, risk- free interest rate of 5.87%, expected dividend yield of 0.0; expected life of ten years; and estimated volatility of 117%. During the year ended December 31, 1999, 260,000 options at exercise prices ranging from $1.20 to $2.00 per share were forfeited and during the three months ended March 31, 2000, 135,000 options at an exercise price of $2.25 per share were forfeited.

On March 4, 1999, the Board granted 250,000 options to purchase common stock at an exercise price of $1.5625 per share to Dr. Tabibzadeh, inventor of the Ebaf Assay screening process. The exercise price was equal to the closing price of the common stock on the date of grant. The options were valued at $1.49 per share based on the Black-Scholes option-pricing model and the Company recorded $372,500 as R&D expense. The following assumptions for the Black-Scholes option pricing model were used: exercise price of $1.5625, market price of $1.5265, risk- free interest rate of 5.87%, expected dividend yield of 0.0; expected life of ten years; and estimated volatility of 117%.

                                           SB-2 Sequential Page Number 61 of 104

A summary of the status of the Company's stock options at March 31, 2000, and changes during the three months then ended is presented below:

                                                            March 31, 2000

                                                       -------------------------

                                                                        Weighted
                                                                         Average

                                                                        Exercise
                                                           Shares          Price

                                                       -----------   -----------
   EMPLOYEES

   Outstanding, beginning of period                     1,687,500        $1.5518
   Granted                                                    ---        $1.5518
   Exercised                                            (150,000)        $1.5518
   Forfeited                                                  ---            ---
                                                       -----------   -----------
   Outstanding, March 31, 2000                         1,537,500         $1.5518
                                                       -----------   -----------
   Exercisable, March 31, 2000                         1,537,500         $1.5518
                                                                     -----------
                                                       -----------
   Weighted average fair value of options granted          $1.49
                                                       -----------

                                                            March 31, 2000

                                                       -------------------------

                                                                        Weighted
                                                                         Average

                                                                        Exercise
                                                           Shares          Price

                                                       -----------   -----------
   NON-EMPLOYEES

   Outstanding, beginning of period                    1,520,000           $1.89
   Granted or Vested                                         ---             ---
   Exercised                                                 ---             ---
   Forfeited                                            (395,000)          $1.93
                                                       -----------   -----------
   Outstanding, March 31, 2000                         1,520,000         $1.9152
   Exercisable, March 31, 2000                         1,125,000         $1.3313
                                                                     -----------
                                                       -----------
   Weighted average fair value of options granted          $1.49
                                                       -----------

The following table summarizes information about fixed stock options outstanding at March 31, 2000:



                                           Options Outstanding                  Options Exercisable

                                ------------------------------------------ ------------------------------

                                                    Weighted

                                                     Average     Weighted                   Weighted
                                       Number      Remaining      Average         Number     Average

         Range of exercise        Outstanding    Contractual     Exercise    Exercisable    Exercise
         prices                   at 03/31/00           Life        Price    at 03/31/00       Price

         ---------------------- -------------- -------------- ------------ -------------- -----------

         EMPLOYEES:

         $1.20-$1.5625             1,687,500      9.67 years     $1.5518      1,687,500      $1.5518

         NON-EMPLOYEES:

         $1.20-$1.5625             1,520,000      9.41 years     $1.9152      1,125,000      $1.3313


                                           SB-2 Sequential Page Number 62 of 104

NOTE 12--INCOME TAXES

The components of deferred income tax are as follows:

                                 Inception
                                 (December
                                 16, 1997)

                                  to March        Three Months      Three Months
                                  31, 2000               Ended             Ended

                                                March 31, 2000    March 31, 2000

                                -----------     --------------    --------------

  Net operating loss             $ 368,644         $ (341,390)        $ (20,075)
  Stock-based compensation         562,892            374,425           188,467
  Valuation allowance             (931,536)          ( 33,035)         (168,392)
                                -----------     --------------    --------------

  Net deferred tax asset            $    0             $    0              $  0
                                -----------     --------------    --------------


From inception to March 31, 2000 the Company had a net operating tax loss of approximately $3,787,028, which expires 2019 and 2020, and temporary differences related to stock-based compensation of $1,655,565. A valuation allowance fully offsets the benefit of the net operating loss, since the Company does not meet the "more probable than not" criteria of FASB 109.

NOTE 13--EARNINGS PER SHARE

                                                     March 31,    March 31,
                                                          2000         1999

                                                     ---------    ---------
     BASIC AND DILUTED EPS COMPUTATION:

     Net loss applicable to common stockholders     $(441,224)   $(849,272)
                                                     ---------    ---------

     Weighted average shares outstanding             6,853,089    6,366,974
                                                     ---------    ---------

     Basic and Diluted EPS                           $  (0.06)    $  (0.13)
                                                     ---------    ---------

For the three months ended March 31, 2000 and 1999, all options were excluded from the EPS calculation, as their effect was anti-dilutive.

NOTE 14--UNCERTAINTIES

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company is in the early stages of development and has not established sources of revenues sufficient to fund the development of business and pay operating expenses, resulting in a net loss of $3,787,028 for the three months ended March 31, 2000. Management intends to provide the necessary development and operating capital through sales of its common stock and increasing revenues by gaining FDA approval for the Ebaf Assay test kit and marketing the test kit to laboratories, research institutions, hospitals, clinics, doctors and other medical professionals throughout the world. The ability of the Company to continue as a going concern during the next year depends on the successful completion of the Company's efforts to raise capital and gain FDA approval. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 15--RELATED PARTY TRANSACTIONS

On August 4, 1999, the Company entered into a consulting agreement with UTEK Corporation for their services in identifying, evaluating and recommending potential cancer diagnostic testing technologies. UTEK, a technology merchant, owns 1,000,000 shares of common stock of Lexon. The agreement required Lexon to pay UTEK $132,000, either in cash or in stock during the year 2000. No payments were made On January 28, 2000, this agreement was canceled by mutual consent of the parties.

                                           SB-2 Sequential Page Number 63 of 104